                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  -----------

                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934
                               (Amendment No.  )

[X]   Filed by the Registrant

[ ]   Filed by a Party other than the Registrant

Check the appropriate box:

[ ]   Preliminary Proxy Statement

[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Materials Pursuant to section 240.14a-11(c) or
      section 240.14a-12


                                The Kroger Co.
.............................................................................
               (Name of Registrant as Specified In Its Charter)

                                The Kroger Co.
..............................................................................
                  (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (Check the appropriate box):

[X]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
      14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:
         .......................................................................

      2) Aggregate number of securities to which transaction applies:
         .......................................................................

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
         .......................................................................

      4) Proposed maximum aggregate value of transaction:
         .......................................................................

* Set forth the amount on which the filing fee is calculated and state how it was determined.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid: $125
       ......................................................

      2) Form, Schedule or Registration Statement No.: PRE 14A
         ......................................................

      3) Filing Party: THE KROGER CO.
         ......................................................

      4) Date Filed: 3-15-94
         ......................................................

                                  ----------

                                     PROXY
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                PROXY STATEMENT
                                      AND
                               1993 ANNUAL REPORT
                                  ----------


                                      LOGO

                                                  LOGO
                                                 COVER PRINTED ON RECYCLED PAPER

TO OUR FELLOW SHAREHOLDERS:
The Kroger Co. achieved record levels of sales and cash flow in 1993. This accomplishment is a tribute to the 190,000 Kroger colleagues who are committed to customer service--every day--in our supermarkets, convenience stores, warehouses, manufacturing plants, and offices. To each of our associates we extend our congratulations and sincere thanks. Well done!
For the fiscal year, earnings before extraordinary items related to the early retirement of high-cost debt totaled $170.8 million, or $1.50 per fully-diluted share, compared to $101.2 million, or $1.11 per fully-diluted share, in 1992. Operating cash flow improved 7.5% to $976.8 million from $908.2 million. Sales totaled $22.4 billion and identical food store sales increased 1.2% after adjustment for an extra week in 1992, and exclusion of results from the San Antonio stores sold in mid-1993 and from Michigan.
Results in the fourth quarter were especially strong, bolstered by a robust holiday season in all retail divisions. Operating earnings for the quarter rose 25.7% to $86.5 million.
The performance of Kroger-brand products was particularly noteworthy. Our Company now offers 4,500 private label items for sale; approximately 60% are produced in Kroger's 37 highly efficient manufacturing plants. Private label sales continue to increase at a faster rate than total corporate revenues. Kroger brand products now account for approximately 20% of grocery sales. Improved operating results, coupled with the completion of our debt refinancing objectives, have substantially widened the cushion between operating cash flow and interest expense. Free cash flow has risen to $587 million in fiscal year 1993 from $263 million in 1989. This increase, combined with the $203.5 million equity offering completed during 1993, has reduced debt from $5.3 billion in 1989 to $4.2 billion at year-end 1993 and has enabled Kroger to rapidly increase capital investment.

OPERATING STRATEGY, 1994-1996
The past year was characterized by little or no food inflation, causing heightened competition for value-sensitive customers. We expect these conditions to remain much the same in 1994. In order to compete successfully in this challenging environment, we are following a strategy with these components:

.Accelerated growth in food store square footage. Kroger's retail food store square footage is expected to expand by 4 1/2% to 5% each year between 1994 and 1996 as compared to an increase of 3.2% in 1993 and an average annual growth of 2.5% in 1990-92. During the next three years, the Company intends to invest approximately $1.5 billion in new stores, remodels and expansions targeted toward geographic areas where Kroger holds a leading market share.
.Integration of new technology. In 1992, Kroger committed $125 million for new technology to be installed Company-wide by year-end 1994. This investment timetable is "on schedule" and is generating a broad spectrum of hardware and software installations ranging from the satellite communications network to more powerful store computers to sophisticated software designed to reduce costs of operation and distribution. These projects have required substantial up front costs, but they are already resulting in selective expense reductions. We expect the payback to increase substantially in 1994 and beyond. .Procurement and distribution efficiencies. Kroger and its suppliers are pursuing dozens of cooperative programs to cut inventory and distribution expenses. We are aggressively implementing programs to reduce product acquisition costs by coordinating purchasing and distribution systems among our retail divisions. For example, net product cost savings in the grocery category increased from $8.6 million in 1991 to $14.3 million in 1993.

NEW STORE DEVELOPMENT

During 1993, Kroger built or expanded 46 stores and remodeled 70 others. At mid-year, we withdrew from the San Antonio market and sold 15 retail stores located there. In early 1994, the Company purchased 10 stores in Houston from AppleTree Markets, Inc. In addition, Kroger expects to open or expand another 60 stores and complete 60-70 remodels for a square footage increase of 4 1/2 to 5%.

FINANCIAL STRATEGY
The Company has made significant progress in restructuring the debt on our balance sheet by extending maturities, reducing interest costs, and increasing flexibility. During 1993, we called the remaining 15 1/2% junior subordinated discount debentures and bought in $216.3 million of other high-cost debt. The average interest rate for long-term debt at year-end 1993 was 8.2% compared to 11.6% in 1989. Interest expense declined 18% in 1993 to $390 million. We anticipate a further interest cost decline to a level of $330-$340 million in 1994.

LABOR RELATIONS
New contracts were successfully negotiated covering the Company's operations in Texas and Louisiana, Denver, Indianapolis, Atlanta, and Toledo and southwestern Ohio during 1993. However, the Company experienced a 3 1/2-week strike in City Market and a 10-day strike in Paducah, KY before agreements were signed.
Future negotiations will be affected by the new, low-cost competitors that are rapidly entering Kroger's markets. The principal threat is from Wal-Mart, Kmart and Meijer supercenters which combine food, pharmacy and extensive general merchandise departments in stores that range in size from 150,000 to 200,000 square feet. By 1995, approximately 12% of Kroger's total sales base is expected to be in direct competition with Wal-Mart or Kmart supercenters, as compared to 4% at year-end 1993. During the next few months, supercenters will enter such key Kroger markets as Denver and Indianapolis, as well as dozens of smaller communities. These new competitors offer limited employee benefits, have few work rule constraints, and are generally supported by sophisticated logistical systems. They represent Kroger's major challenge.

COMMUNITY INVOLVEMENT
Charitable contributions from The Kroger Foundation declined to $2.6 million-- about half the amount available in 1992. However, the Company's operating divisions, manufacturing units, convenience stores and office staffs have shown great resourcefulness in finding alternative ways to maintain community involvement. Kroger divisions raised more than $10 million for local non-profit and charitable activities in 1993 through a variety of fund-raising events, typically organized by employees and supported by customers and suppliers. This figure does not include the substantial cash value of products donated by Company stores and manufacturing plants for local community events.
Our divisions also contributed to their communities in dozens of other ways. During the summer, Kroger hired 5,250 teenagers from low income households, far exceeding the 1,200 positions that the Company had pledged in support of President Clinton's "Summer Challenge" job initiative. Kroger divisions and manufacturing plants contributed thousands of dollars of product and cash to aid Midwest flood victims. Our customers and suppliers generously joined with us to provide groceries in support of relief operations.

EXECUTIVE CHANGES
During 1993, Donald Dufek was named Senior Vice President--Logistics; Cleve Gorman was named Vice President--Reengineering Analysis; and Thomas D. Murphy joined Kroger as Vice President--Management Information Services. Early in 1994, Michael S. Heschel was promoted to Senior Vice President--Information Systems and Services. These new positions reflect the Company's focus on process implementation and cost reduction. In addition, Warren F. Bryant was promoted to Senior Vice President, Dillon Companies, Inc., and Rodney McMullen was promoted to Vice President--Control and Financial Services.
At the division level, William D. Parker was named President of the Columbus Marketing Area, succeeding Robert L. Shafer, who retired after 32 years of distinguished service. Lyle Yates, formerly Vice President--Merchandising in the Company's Atlanta division, was promoted to President of the Dallas division, replacing Mr. Parker. Don McGeorge, formerly Vice President-- Merchandising in Nashville, was promoted to President of the Michigan division, succeeding Joel Greenisen, who retired after 35 years of dedicated service to Kroger customers. Also, Robert G. Colvey was appointed President of Dillon Stores, succeeding John L. Baldwin, who retired after a distinguished 47-year career.

THE YEAR AHEAD
With debt refinancing accomplished and cash flow improving, Kroger will accelerate the process of growing the business and further reducing interest expense in 1994. Our improved financial condition and our abiding commitment to customers will continue to provide rewards to Kroger shareholders, employees, and the communities we serve.

      LOGO                             LOGO
 Joseph A. Pichler Chairman       Richard L. Bere President and Chief
 and Chief Executive Officer      Operating Officer

                                     PROXY
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                 Cincinnati, Ohio, April 6, 1994
To All Shareholders
of The Kroger Co.:
The annual meeting of shareholders of The Kroger Co. will be held at the CLARION HOTEL, 141 WEST SIXTH STREET, Cincinnati, Ohio, on May 19, 1994, at 10 A.M., for the following purposes:
    1. To elect six directors to serve until the annual meeting of shareholders in 1997 and to elect one director to serve until the annual meeting of shareholders in 1995 or until their successors have been elected and qualified;
    2. To consider and act upon a proposal to ratify the selection of auditors for the Company for the year 1994;
    3. To consider and act upon a proposal to amend the Amended Articles of Incorporation to increase the authorized shares of Common Stock from 350,000,000 to 500,000,000;
    4. To consider and act upon a proposal to approve the 1994 Long-Term Incentive Plan; and
    5. To transact such other business as may properly be brought before the meeting; all as set forth in the Proxy Statement accompanying this Notice.
Holders of common shares of record at the close of business on March 22, 1994, will be entitled to vote at the meeting.
YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF THE SHAREHOLDERS REPRESENTED AT THE MEETING, IN PERSON OR BY PROXY. PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AT ONCE IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                                             By order of the Board of Directors,
                                               Paul W. Heldman, Secretary

                                PROXY STATEMENT

                                                 Cincinnati, Ohio, April 6, 1994
The accompanying proxy is solicited by the Board of Directors of The Kroger
Co., and the cost of solicitation will be borne by the Company. The Company will reimburse banks, brokers, nominees, and other fiduciaries for postage and reasonable expenses incurred by them in forwarding the proxy material to their principals. The Company has retained Hill & Knowlton, Inc., 420 Lexington Avenue, New York, New York to assist in the solicitation of proxies and will pay such firm a fee estimated at present not to exceed $15,000. Proxies may be solicited personally, or by telephone, as well as by use of the mails.
Joseph A. Pichler, Patricia Shontz Longe and T. Ballard Morton, Jr., all of whom are directors of the Company, have been named members of the Proxy Committee.
The principal executive offices of The Kroger Co. are located at 1014 Vine Street, Cincinnati, Ohio 45202-1100. Its telephone number is 513-762-4000. This Proxy Statement and Annual Report, and the accompanying proxy, were first sent or given to shareholders on April 6, 1994.

As of the close of business on March 22, 1994, the Company's outstanding voting securities consisted of 109,243,086 shares of Common Stock, the holders of which will be entitled to one vote per share at the annual meeting. The shares represented by each proxy will be voted unless the proxy is revoked before it is exercised. Revocation may be in writing to the Secretary of the Company or in person at the meeting or by appointment of a subsequent proxy. The laws of Ohio, under which the Company is organized, provide for cumulative voting for the election of directors. If notice in writing is given by any shareholder to the President, a Vice President, or the Secretary of the Company not less than 48 hours before the time fixed for holding the meeting that the shareholder intends to cumulate votes for the election of directors and if an announcement of the giving of such notice is made by or on behalf of any such shareholder or by the Chairman or Secretary upon the convening of the meeting, each shareholder shall have the right to cumulate votes at such election.

If cumulative voting is in effect, a shareholder voting for the election of directors may cast a number of votes equal to seven times the number of shares held on the record date for a single nominee or divide them among the nominees in full votes in any manner. Any vote "FOR" the election of directors will constitute discretionary authority to the Proxy Committee to cumulate votes to which such proxies relate as it, in its discretion, shall determine, if cumulative voting is requested.
The effect of broker non-votes and abstentions on matters presented for shareholder vote is as follows. The election of directors is, pursuant to Ohio law, determined by plurality; broker non-votes and abstentions, therefore, will have no effect on such proposals. Amendments to the Company's Amended Articles of Incorporation authorizing additional shares of Common Stock require approval of holders of a majority of the shares. Broker non-votes and abstentions, therefore, will have the effect of a vote against such proposal. In order to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, the 1994 Long-Term Incentive Plan must be approved by a majority of the shares represented at the meeting. Broker non-votes will have no effect and abstentions will have the effect of a vote against the proposal.

                           PROPOSALS TO SHAREHOLDERS
                             ELECTION OF DIRECTORS
                                  (ITEM NO. 1)

The Board of Directors, as now authorized, consists of fifteen members divided into three classes. Six directors are to be elected at the annual meeting to serve until the annual meeting in 1997 and one director is to be elected at the annual meeting to serve until the annual meeting in 1995 or until their successors have been elected by the shareholders, or by the Board of Directors pursuant to the Company's Regulations, and qualified. Candidates for director receiving the greatest number of votes cast by holders of shares entitled to vote at a meeting at which a quorum is present are elected, up to the maximum number of directors to be chosen at the meeting. The committee memberships stated below are those in effect as of the date hereof. It is intended that, except to the extent that authority is withheld, the accompanying proxy will be voted for the election of the following seven persons:

                                             PROFESSIONAL                                DIRECTOR
        NAME                                OCCUPATION (1)                         AGE    SINCE
- -------------------------------------------------------------------------------------------------
        NOMINEES FOR DIRECTOR FOR TERMS OF OFFICE CONTINUING UNTIL 1997
REUBEN V. ANDERSON    Mr. Anderson is a member, in the Jackson, Mississippi of-    51      1991
                      fice, of Phelps Dunbar, a New Orleans law firm. Prior to
                      joining this law firm, he was a justice of the Supreme
                      Court of Mississippi. Mr. Anderson is a director of
                      Trustmark National Bank and BellSouth Corporation. He is a
                      member of the Audit and Corporate Responsibility Commit-
                      tees.
RICHARD L. BERE       Mr. Bere is President and Chief Operating Officer of Kro-    62      1990
                      ger. He is vice chair of the Executive Committee and a
                      member of the Corporate Responsibility Committee.
RAYMOND B. CAREY,     Mr. Carey is a retired Chairman of the Board and Chief Ex-   67      1977
 JR.                  ecutive Officer of ADT, Inc., an electronic protection
                      company. He is a director of Thomas & Betts Corporation
                      and C.R. Bard. Mr. Carey is vice chair of the Compensation
                      Committee and a member of the Executive and Corporate Re-
                      sponsibility Committees.
JOHN D. ONG           Mr. Ong is Chairman and Chief Executive Officer of The       60      1975
                      BFGoodrich Company, a chemical and aerospace company. He
                      is a director of Cooper Industries, Inc.; Ameritech Corpo-
                      ration; The Geon Company; and ASARCO Inc. Mr. Ong is chair of the Nominating Committee and a member of the Financial
                      Policy Committee.
JOSEPH A. PICHLER     Mr. Pichler is Chairman of the Board and Chief Executive     54      1983
                      Officer of Kroger. He is a director of The BFGoodrich Com-
                      pany. Mr. Pichler is chair of the Executive Committee and
                      a member of the Financial Policy Committee.
MARTHA ROMAYNE SEGER  Dr. Seger is a Financial Economist and currently is a Dis-   62      1991
                      tinguished Visiting Professor at Central Michigan Univer-
                      sity. From 1991-1993 she was the John M. Olin Distin-
                      guished Fellow at The Karl Eller Center of the University
                      of Arizona. She had been a member of the Board of Gover-
                      nors of the Federal Reserve System from 1984-1991. She is
                      a director of Amerisure Companies; Amoco Corporation; Cap-
                      ital Holding Corporation; Fluor Corporation; Johnson Con-
                      trols, Inc.; and Xerox Corporation. Dr. Seger is a member
                      of the Financial Policy and Nominating Committees.(2)

                                            PROFESSIONAL                                 DIRECTOR
       NAME                                OCCUPATION (1)                         AGE     SINCE
- -------------------------------------------------------------------------------------------------
         NOMINEE FOR DIRECTOR FOR TERM OF OFFICE CONTINUING UNTIL 1995
JAMES D. WOODS       Mr. Woods is Chairman of the Board, President and Chief      62        --
                     Executive Officer of Baker Hughes Incorporated, a company
                     that provides equipment and services to the petroleum and
                     process industries. He is a director of Varco Internation-
                     al; Wynn's International Inc.; and Carter Hawley Hale
                     Stores, Inc.
- -------------------------------------------------------------------------------------------------
              DIRECTORS WHOSE TERMS OF OFFICE CONTINUE UNTIL 1996
RICHARD W. DILLON    Mr. Dillon is Chairman Emeritus of the Board of Dillon       66       1983
                     Companies, Inc., a wholly-owned subsidiary of Kroger. Mr.
                     Dillon is chair of the Corporate Responsibility Committee.
                     (3)
LYLE EVERINGHAM      Mr. Everingham is the retired Chairman of the Board and      67       1970
                     Chief Executive Officer of Kroger. He is a director of
                     Federated Stores, Inc.; Cincinnati Milacron Inc.; and Cap-
                     ital Holding Corporation. Mr. Everingham is a member of
                     the Financial Policy and Nominating Committees.
JOHN T. LAMACCHIA    Mr. LaMacchia is President, Chief Executive Officer, and a   52       1990
                     director of Cincinnati Bell Inc., a telecommunications
                     holding company. He is a director of Multimedia, Inc. Mr.
                     LaMacchia is vice chair of the Audit Committee and a mem-
                     ber of the Compensation, Executive, and Financial Policy
                     Committees.
T. BALLARD MORTON,   Mr. Morton is Executive in Residence of the College of       61       1968
 JR.                 Business & Public Administration of the University of Lou-
                     isville. He is a director of PNC Bank, Kentucky, Inc. and
                     LG&E Energy Corp. Mr. Morton is vice chair of the Finan-
                     cial Policy Committee and a member of the Executive and
                     Nominating Committees.
KATHERINE D. ORTEGA  Ms. Ortega served as an Alternate Representative of the      59       1992
                     United States to the 45th General Assembly of the United
                     Nations in 1990-1991. Prior to that, she served as Trea-
                     surer of the United States from September 1983 through
                     June 1989. Ms. Ortega is a director of Diamond Shamrock,
                     Inc.; Ralston Purina Co.; Long Island Lighting Company;
                     The Paul Revere Corporation; and Rayonier Inc. She is a
                     member of the Audit and Corporate Responsibility Commit-
                     tees.

                                             PROFESSIONAL                                 DIRECTOR
         NAME                               OCCUPATION (1)                          AGE    SINCE
- --------------------------------------------------------------------------------------------------
              DIRECTORS WHOSE TERMS OF OFFICE CONTINUE UNTIL 1995
 JOHN L. CLENDENIN    Mr. Clendenin is Chairman of the Board and Chief Executive    59      1986
                      Officer of BellSouth Corporation, a holding company with
                      subsidiaries in the telecommunications business. He is a
                      director of Wachovia Corp.; Equifax Incorporated; National
                      Service Industries, Inc.; Capital Holding Corporation;
                      Springs Industries, Inc.; Coca Cola Enterprises, Inc.; and
                      New York Stock Exchange, Inc. Mr. Clendenin is chair of
                      the Audit Committee and vice chair of the Corporate Re-
                      sponsibility Committee.
 RAY E. DILLON, JR.   Mr. Dillon is Chairman Emeritus of the Board of Dillon        69      1983
                      Companies, Inc., a wholly-owned subsidiary of Kroger. He
                      is a director of Emprise Bank. Mr. Dillon is chair of the
                      Financial Policy Committee and a member of the Audit Com-
                      mittee. (3)(4)
 PATRICIA SHONTZ      Dr. Longe is an Economist and a Senior Partner of The         60      1977
 LONGE                Longe Company, an economic consulting and investment firm.
                      She is a director of The Detroit Edison Company; Jacobson
                      Stores, Inc.; Comerica, Inc.; Comerica Bank & Trust, FSB;
                      and Warner-Lambert Company. Dr. Longe is chair of the
                      Compensation Committee and a member of the Audit Commit-
                      tee.
 THOMAS H. O'LEARY    Mr. O'Leary is Chairman, President and Chief Executive        60      1977
                      Officer of Burlington Resources, Inc., a natural resources business. He is a director of The BFGoodrich Company. Mr.
                      O'Leary is vice chair of the Nominating Committee and a
                      member of the Compensation Committee.
- --------------------------------------------------------------------------------------------------

(1) Except as noted, each of the directors has been employed by his or her present employer (or a subsidiary) in an executive capacity for at least five years.
(2) Dr. Seger was on unpaid leave of absence from Board meeting attendance from February through November 1993.
(3) Ray E. Dillon, Jr. and Richard W. Dillon are brothers.
(4) Mr. Dillon will retire from the Board upon reaching retirement age on May 7, 1994. Mr. Woods has been nominated to fill the vacancy created by this retirement.

                 INFORMATION CONCERNING THE BOARD OF DIRECTORS
DIRECTORS' COMPENSATION
Each non-employee director is currently paid an annual retainer of $25,000 plus fees of $1,500 for each board meeting and $1,000 for each committee meeting attended. Committee chairs receive an additional annual retainer of $4,000. Directors who are employees of the Company do not receive any compensation for service as directors. The Company provides accidental death and disability insurance for directors at a cost to the Company in 1993 of $176 per director. The Company also provides a major medical plan for directors.
The Company has an unfunded retirement program for outside directors. The retirement benefit is the average compensation for the five calendar years preceding retirement. Directors who retire from the Board prior to age 70 will be credited with 50% vesting after five years of service and an additional 10% for each year served thereafter. Benefits for directors who retire prior to age 70 will commence at the time of retirement from the Board or age 65, whichever comes later.

COMMITTEES OF THE BOARD
The Board of Directors has a number of standing committees including Audit, Nominating and Compensation Committees. During 1993, the Audit Committee met three times, the Nominating Committee met one time, and the Compensation Committee met five times. Committee memberships are shown on pages 5 through 7 of this Proxy Statement. The Audit Committee reviews external and internal auditing matters and recommends the selection of the Company's independent auditors for approval by the Board and ratification by shareholders. The Compensation Committee determines the compensation of the Company's senior management and administers its stock option and benefit programs. The Nominating Committee is responsible for developing criteria for selecting and retaining members of the Board and seeks out qualified candidates. The Board of Directors met eight times in 1993. During 1993, all directors attended at least 75% of the number of Board meetings and committee meetings, in the aggregate, on which such director was a member, with the exception of Mr. Ong and Dr. Seger.
The Nominating Committee will consider shareholder recommendations for nominees for membership on the Board of Directors. Recommendations intended for inclusion in the Company's proxy material relating to the Company's annual meeting in May 1995, together with a description of the proposed nominee's qualifications and other relevant information, must be submitted in writing to Paul W. Heldman, Secretary of the Company, and received at the Company's executive offices not later than December 8, 1994.

CERTAIN TRANSACTIONS
The Company purchased certain seafood and private label products to be sold in Company stores from suppliers represented by two firms in which Mr. Everingham's son, Mark Everingham, owned a 36% and 50% interest, respectively. The two firms earned gross revenues of approximately $6,949,630 in fees paid by the suppliers for services performed by the firms on behalf of the suppliers. The management of the Company views these transactions, and the amounts paid for the goods supplied, as fair and competitive.
In 1989, Ray E. Dillon, Jr. purchased for approximately $2.1 million and leased back to the Company five convenience stores. These convenience stores were part of a group of convenience stores offered for sale and leaseback to the public on identical terms, and the stores purchased by Mr. Dillon first were offered publicly on those terms. During 1993, Ray E. Dillon, Jr. received $220,818 from the Company as rent for these stores. The management of the Company has determined that the terms of the transaction were developed at arm's length and are fair and competitive, and that the sale and leaseback of those convenience stores is in the best interests of the Company.
The law firm of Gilliland & Hayes, of which Bradley D. Dillon, son of Richard
W. Dillon, is a partner, rendered legal services to the Company which resulted in fees paid to the law firm by the Company in 1993 of $104,251. The management of the Company has determined that these amounts paid by the Company for the services supplied are fair and competitive.
In addition, the law firm of Phelps Dunbar, of which Reuben V. Anderson is a partner, rendered legal services to the Company which resulted in fees paid to the law firm by the Company in 1993 of $23,118. The management of the Company has determined that amounts paid by the Company for the services are fair and competitive.

                       COMPENSATION OF EXECUTIVE OFFICERS
- --------------------------------------------------------------------------------
SUMMARY COMPENSATION
   The following table shows the compensation for the past three years of the Chief Executive Officer and each of the Company's four most highly compensated executive officers, excluding the Chief Executive Officer (the "named executive officers"):

                           SUMMARY COMPENSATION TABLE
- --------------------------------------------------------------------------------

                                   ANNUAL COMPENSATION       LONG TERM COMPENSATION(1)
                              ------------------------------ -------------------------
                                                                      AWARDS
                                                             ----------------------------
                                                             RESTRICTED      SECURITIES
                                                OTHER ANNUAL    STOCK        UNDERLYING      ALL OTHER
   NAME AND PRINCIPAL          SALARY   BONUS   COMPENSATION   AWARDS       OPTIONS/SARS    COMPENSATION
        POSITION         YEAR   ($)      ($)        ($)          ($)             (#)            ($)
- --------------------------------------------------------------------------------------------------------
                                (2)                 (3)           (4)(5)           (6)          (7)
Joseph A. Pichler        1993 $416,923 $582,343    $9,127                      25,000         $19,249
 Chairman and Chief      1992 $417,885 $149,484    $8,417                      20,000         $17,526
 Executive Officer       1991 $410,000 $190,537                                20,000
Richard L. Bere          1993 $306,231 $349,406    $9,590                      16,000         $20,819
 President and Chief     1992 $305,769 $108,382    $9,142                      16,000         $19,434
 Operating Officer       1991 $300,000 $133,781                                16,000
William J. Sinkula       1993 $265,400 $264,701    $8,674                      13,500         $18,959
 Executive Vice Presi-
  dent                   1992 $265,000 $ 85,896    $8,319                      13,500         $17,763
 and Chief Financial Of-
  ficer                  1991 $260,000 $101,350                                13,500
David B. Dillon          1993 $286,833 $201,416                                15,000         $ 1,349
 Executive Vice Presi-
  dent,                  1992 $280,000 $129,228                                15,000         $   873
 and President, Dillon   1991 $280,000 $ 74,484                                13,000
 Companies, Inc.
Patrick J. Kenney        1993 $199,769 $206,415    $5,576                      15,000         $11,770
 Senior Vice President   1992 $189,769 $ 44,353    $5,166                      13,000         $ 9,781
                         1991 $180,938 $ 99,129                                      13,000

- ------
(1) The Company has no long-term incentive plans other than those related to restricted stock and stock options.
(2) Messrs. Pichler, Bere and Sinkula received no salary increase in 1992. The increase shown is the result of Kroger's 53 week fiscal year 1992. Mr. Dillon's salary is reflective of Dillon Companies' annual compensation based on a 365 day year.

(3) Represents reimbursement for the tax effects of payment for certain premiums on a policy of life insurance.

(4) Restrictions remaining on outstanding restricted stock awards lapse for equal numbers of shares over the next two years. These restrictions relate to stock awarded in 1990. The Company is currently prohibited by contract from paying dividends on its Common Stock but, should this prohibition be lifted, dividends, as and when declared, would be payable on these shares.

(5) Messrs. Pichler, Bere, Sinkula, Dillon and Kenney had 24,000, 12,000, 8,000, 8,000, and 0 shares outstanding, respectively at January 1, 1994 with an aggregate value of $483,000, $241,500, $161,000, $161,000, and $0, respectively. The aggregate value is based on the market price of the Company's Common Stock on January 1, 1994.

(6) Represents options granted during the respective fiscal year. The options vest 6 months from grant date and terminate in 10 years if not earlier exercised or terminated. No stock appreciation rights ("SARs") were granted in any of the three years presented.

(7) These amounts represent the Company's matching contribution under The Kroger Co. Savings Plan in the amounts of $899, $1,349, $1,349, $1,349 and $450, respectively, for Messrs. Pichler, Bere, Sinkula, Dillon and Kenney, and reimbursement of certain premiums for policies of life insurance in the amounts of $18,350, $19,470, $17,610 and $11,320, respectively, for Messrs. Pichler, Bere, Sinkula and Kenney.

STOCK OPTION/STOCK APPRECIATION RIGHT GRANTS
   The Company has in effect employee stock option plans pursuant to which options to purchase Common Stock of the Company are granted to officers and other employees of the Company and its subsidiaries. The following table shows option grants in fiscal year 1993 to the named executive officers:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

- -------------------------------------------------------------------------------
                                                          POTENTIAL REALIZABLE
                                                            VALUE AT ASSUMED
                                                          RATES OF STOCK PRICE
                                                            APPRECIATION FOR
                   INDIVIDUAL GRANTS                           OPTION TERM
- --------------------------------------------------------- ---------------------
            NUMBER OF    % OF TOTAL
            SECURITIES  OPTIONS/SARS
            UNDERLYING   GRANTED TO  EXERCISE
           OPTIONS/SARS EMPLOYEES IN  OR BASE
            GRANTED(1)     FISCAL      PRICE   EXPIRATION
  NAME         (#)        YEAR(2)    ($/SHARE)    DATE    0%     5%      10%
- -------------------------------------------------------------------------------
Joseph A.
 Pichler      25,000       7.94%      $18.88   4/21/2003  $0  $296,634 $751,922
Richard
 L. Bere      16,000       5.08%      $18.88   4/21/2003  $0  $189,846 $481,230
William
 J.
 Sinkula      13,500       4.29%      $18.88   4/21/2003  $0  $160,183 $406,038
David B.
 Dillon       15,000       4.76%      $18.88   4/21/2003  $0  $177,981 $451,153
Patrick
 J.
 Kenney       15,000       4.76%      $18.88   4/21/2003  $0  $177,981 $451,153

- ------
(1) No SARs were granted or outstanding during the fiscal year. These options vest 6 months from grant date and terminate in 10 years if not earlier exercised or terminated.
(2) The Company made a general grant of stock options to employees other than senior officers in December, 1992, and deferred the grant to senior officers until April, 1993. As a result, the percentages shown are significantly higher than they would have been if all options had been granted in the same year. No named executive officer received more than 0.82% of the aggregate number of options granted in 1992 and 1993.

  The assumptions set forth in the chart above are merely examples and do not represent predictions of future stock prices or a forecast by the Company with regard to stock prices.

AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR AND OPTION/SAR VALUES
   The following table shows information concerning the exercise of stock options during fiscal year 1993 by each of the named executive officers and the fiscal year-end value of unexercised options:

 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
                                VALUES TABLE
- --------------------------------------------------------------------------------------
                                                       NUMBER OF
                                                      SECURITIES           VALUE OF
                                                      UNDERLYING          UNEXERCISED
                                                      UNEXERCISED        IN-THE-MONEY
                                                     OPTIONS/SARS        OPTIONS/SARS
                                                        AT F/Y              AT F/Y
                                                      END (1) (#)         END (1) ($)
                        SHARES
                       ACQUIRED
                          ON           VALUE         EXERCISABLE/        EXERCISABLE/
                       EXERCISE       REALIZED       UNEXERCISABLE       UNEXERCISABLE
       NAME              (#)            ($)               (2)                 (2)
- --------------------------------------------------------------------------------------
Joseph A. Pichler           0         $     0           214,080           $1,509,931
Richard L. Bere             0         $     0           116,777           $  744,084
William J. Sinkula          0         $     0            85,500           $  405,405
David B. Dillon         9,000         $93,942           167,505           $1,518,504
Patrick J. Kenney           0         $     0           134,703           $1,169,644

- ------
(1) No SARs were granted or outstanding during the fiscal year.
(2) All options are exercisable.

LONG-TERM INCENTIVE PLAN AWARDS
   The Company provided no Long-Term Incentive Plan awards to any named executive officer during fiscal year 1993.

COMPENSATION COMMITTEE REPORT
Since 1987, the Company's compensation policies applicable to executive officers, and to virtually all other levels of its work force, have been:

  .be competitive in total compensation
  .include, as part of total compensation, opportunities for equity ownership . utilize incentives that offer more than competitive compensation when the
     Company achieves superior results
  . base incentive payments on earnings before interest, taxes, depreciation and LIFO charges ("EBITD") and on sales results.

Pursuant to these policies, Kroger and the Compensation Committee have granted stock options to and established compensation plans for executives, management, and hourly employees. The number of options granted to an executive, including the Chief Executive Officer, is determined by reference to his or her salary and industry data for comparable positions as described below. The number of options granted to Kroger executive officers is substantially below that for comparable positions in the retail food industry because the Company grants options to several thousand management and hourly employees instead of, as is common in the industry, only a small group of executives.
The Committee establishes the fixed portion of executive officer cash compensation, or salary, by considering internal equity and competitor salary data as described below. Additionally, a large percentage of employees at all levels of the organization are eligible to receive a bonus incentive based upon Company or unit performance. Bonus potentials are established by level within the Company, based on achievement of sales and EBITD targets. Actual payouts can exceed these potentials if results exceed the targets. In the case of the executive officers, approximately 50% of total potential cash compensation is based on Company or unit EBITD and sales performance. Salary and bonus levels are compared to those of a peer group, the Wholesale/Retail Compensation Survey (see Performance Graph, below) consisting of top supermarket and food wholesaling companies, to ensure that executive and management compensation is competitive. The Committee establishes salaries for executive officers that generally are below the median of compensation paid by peer group companies for comparable positions (where data for comparable positions are available) with a bonus potential that, if realized, would cause their total cash compensation to be in the upper quartile of peer group compensation. Bonuses paid for the last fiscal year represented approximately 105% of potential, compared to approximately 23% for the previous year, reflecting an outstanding performance in 1993.
The compensation of Kroger's Chief Executive Officer is determined annually pursuant to the same policies. Mr. Pichler's variable compensation or bonus for the last fiscal year, which represented 105% of his bonus potential, reflects the extent to which the Company achieved the EBITD and sales targets that were established by this Committee at the beginning of the year. Mr. Pichler's bonus for the previous year represented 31.8% of its potential. The stock options granted to Mr. Pichler in the last fiscal year represent a form of compensation that varies with the Company's performance in the stock market.
Effective January 1, 1994, certain compensation paid to any named executive officer in excess of $1,000,000 in a taxable year will not be deductible for income tax purposes. The Company intends to conform its future long-term incentive plans to permit exclusion of compensation earned thereunder from the limitation.

Compensation Committee:
  Patricia Shontz Longe, Chair
  Raymond B. Carey, Jr., Vice-Chair
  John T. LaMacchia
  Thomas H. O'Leary

PERFORMANCE GRAPH

   Set forth below is a line graph comparing the 5-year cumulative total shareholder return on the Company's Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and the largest food companies selected from the Wholesale/Retail Compensation Survey along with last year's peer group, the S&P Retail Stores-Food Chains Index:

  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN* OF THE KROGER CO., S&P 500 AND
                                  PEER GROUP**
                                      LOGO


                             [GRAPH APPEARS HERE]

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
               AMONG KROGER CO., S&P 500 INDEX AND PEER GROUP**


                                                                     S&P Retail
Measurement Period                          S&P                      Stores-Food
(Fiscal Year Covered)        KROGER         500 INDEX    PEER GROUP  Chains
- -------------------          ----------     ---------    ----------  -----------
Measurement Pt-
12/31/88                     $100           $100         $100        $100
FYE 12/31/89                 $173           $132         $129        $136
FYE 12/31/90                 $161           $127         $135        $143
FYE 12/31/91                 $223           $166         $146        $151
FYE 12/31/92                 $163           $179         $186        $198
FYE 12/31/93                 $232           $197         $185        $192

     The Company's fiscal year ends on the Saturday closest to December 31.
- ------
  *Total assumes $100 invested on January 3, 1989 in The Kroger Co., S&P 500 Index, the largest food companies selected from the Wholesale/Retail Compensation Survey (the "Peer Group") and the S&P Retail Stores-Food Chains Index, with reinvestment of dividends.
 **The Peer Group consists of Albertson's Inc., American Stores Co., Fleming
  Companies Inc., Giant Food Inc. (Class A), Great Atlantic & Pacific, Safeway Inc., Supervalu Inc., The Vons Companies Inc. and Winn-Dixie Stores. The return for last year's peer group, S&P Retail Stores-Food Chains Index, comprised of Albertson's Inc., American Stores Co., Bruno's, Giant Food Inc. (Class A), Great Atlantic & Pacific, The Kroger Co. and Winn-Dixie Stores, also is shown.
   The Company changed the peer group reflected in the Performance Graph for 1993 from the S&P Retail Stores-Food Chains Index to a grouping of the nine largest food companies measured by total revenue for 1992 (excluding the Company) within the Wholesale/Retail Compensation Survey (the "Survey"). This change was made to compare the return of the Company's shareholders to that of companies against which executive compensation levels are measured. The Compensation Committee establishes the compensation for executives and management by comparison to compensation reported in the Survey. Five of the constituent companies in the S&P Retail Stores-Food Chains Index are also contained within the Peer Group.
   Neither the foregoing Compensation Committee Report nor the foregoing Performance Graph shall be deemed incorporated by reference into any other filing, absent an express reference thereto.

                         COMPENSATION PURSUANT TO PLANS
The Company maintains various benefit plans which are available to management and certain other employees. The Company derives the benefit of certain tax deductions as a result of its contributions to some of the plans. Each of the executive officers of the Company was eligible to participate in one or more of the following plans.

THE KROGER CO. EMPLOYEE PROTECTION PLAN
The Company adopted The Kroger Co. Employee Protection Plan ("KEPP") during fiscal 1988. All management employees, including the executive officers, and administrative support personnel of the Company with at least one year of service are covered. KEPP provides for severance benefits and the extension of Company paid health care in the event an eligible employee actually or constructively is terminated from employment without cause within two years following a change of control of the Company (as defined in the plan). For persons over 40 years of age with more than six years of service, severance pay ranges from approximately 9 to 18 months' salary and bonus, depending upon Company pay level and other benefits. KEPP may be amended or terminated by the Board of Directors at any time prior to a change of control.

PENSION PLANS
The Company maintains the Kroger Retirement Benefit Plan, a defined benefit plan, to provide pension benefits to retired or disabled management employees and certain groups of hourly personnel. The Plan generally provides for benefits at age 62 or later equal to 1 1/2% times the years of service, after attaining age 21, (or, for participants prior to January 1, 1986, after attaining age 25) times the highest average earnings for any five years during the ten calendar years preceding retirement, less an offset tied to Social Security benefits. The Company also maintains an Excess Benefits Plan under which the Company pays benefits under this formula which exceed the maximum benefit payable under ERISA by defined benefit plans. The following table gives examples of annual retirement benefits payable on a straight-life basis under the Company's retirement program.

                                               YEARS OF SERVICE
      FIVE YEAR        -----------------------------------------------------------------
AVERAGE REMUNERATION       15         20         25         30         35         40
- --------------------   ---------- ---------- ---------- ---------- ---------- ----------
      $  150,000        $ 33,750   $ 45,000   $ 56,250   $ 67,500   $ 78,750   $ 90,000
         250,000          56,250     75,000     93,750    112,500    131,250    150,000
         450,000         101,250    135,000    168,750    202,500    236,250    270,000
         650,000         146,250    195,000    243,750    292,500    341,250    390,000
         850,000         191,250    255,000    318,750    382,500    446,250    510,000
         900,000         202,500    270,000    337,500    405,000    472,500    540,000
       1,200,000         270,000    360,000    450,000    540,000    630,000    720,000

No deductions have been made in the above table for offsets tied to Social Security benefits.
Remuneration earned by Messrs. Pichler, Bere, Sinkula and Kenney in 1993, which was covered by the Plan was $566,407, $414,613, $351,296 and $244,122,
respectively. As of January 1, 1994, they had 6, 36, 14, and 32 years of credited service, respectively.

DILLON PLANS
Dillon Companies, Inc. and its subsidiaries maintain pension, profit sharing, stock ownership, and savings plans that provide benefits at levels comparable to the plans described above. David B. Dillon participates in these plans. In addition, Mr. Pichler has six years of credited service under certain of the pension and profit sharing plans, but no further credited service will be accrued for him under such plans.

Under the Dillon Profit Sharing and Savings Plans, Dillon and each of its subsidiaries contributes a certain percentage of its net income, determined annually, to its plans to be allocated among its participating employees based on the percent each such participating employee's total compensation bears to the total compensation of all participating employees employed by such entity. On participating employees' termination after the age of 60 (or prior thereto after 7 years of service), death or disability, they are entitled to their full account balance. To update and supplement these plans, Dillon and several of its subsidiaries have adopted Pension Plans for their eligible employees. Under these plans, the normal retirement benefit for eligible employees is a certain percentage of average compensation during a certain period of employment multiplied by the years of credited service (in some of these plans there is a maximum period of credited service), minus the benefit provided by the Profit Sharing and Savings Plans (except as may be limited by provisions of ERISA). The following table shows the estimated annual pension payable upon retirement to persons covered by Dillon's Pension Plans. Benefits payable under the Profit Sharing Plan may exceed the amount payable under the Pension Plan, and participants are entitled to the greater of the two. The table does not reflect benefits payable under Dillon's Profit Sharing and Savings Plans, since benefits under those plans are not determined by years of service.

                                         YEARS OF SERVICE
      AVERAGE    -----------------------------------------------------------------
   COMPENSATION      15         20         25         30         35         40
   ------------  ---------- ---------- ---------- ---------- ---------- ----------
  $150,000        $ 22,500   $ 30,000   $ 37,500   $ 45,000   $ 52,500   $ 60,000
   250,000          37,500     50,000     62,500     75,000     87,500    100,000
   300,000          45,000     60,000     75,000     90,000    105,000    120,000
   400,000          60,000     80,000    100,000    120,000    140,000    160,000
   500,000          75,000    100,000    125,000    150,000    175,000    200,000
   600,000          90,000    120,000    150,000    180,000    210,000    240,000

The amounts contributed by Dillon and its subsidiaries pursuant to these Pension Plans is not readily ascertainable for any individual, and thus is not set forth with respect to Mr. Dillon. Mr. Dillon has 18 years of credited service.

EMPLOYMENT CONTRACTS
The Company entered into an amended and restated employment agreement with Mr. Pichler dated as of July 22, 1993. During his employment, the Company agrees to pay Mr. Pichler at least $420,000 a year, unless the amount is reduced due to adverse business conditions. Mr. Pichler's employment may be terminated at the discretion of the Board of Directors. The contract also provides that the Company will continue to pay Mr. Pichler's salary to his beneficiary for a period of five years after a termination of employment resulting from his death, or will pay to Mr. Pichler his salary for a term equal to the lesser of five years or until October 4, 2005, if Mr. Pichler's termination of employment results from his involuntary separation. The Company also has agreed to reimburse Mr. Pichler for premiums on a policy of life insurance plus the tax effects of that reimbursement. After his termination of employment for any reason after age 62 if he is not entitled to receive the salary continuation described above, Mr. Pichler will, in exchange for his availability to provide certain consulting services, then receive each year until his death an amount equal to 25% of the highest salary paid him during the term of this agreement.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

As of February 14, 1994, the directors of the Company, the named executive officers and the directors and executive officers as a group, beneficially owned shares of the Company's Common Stock as follows:

                                                         AMOUNT AND
                                                    NATURE OF BENEFICIAL
 NAME                                                    OWNERSHIP
- -------------------------------------------------------------------------------
Reuben V. Anderson.................................           1,000
Richard L. Bere....................................         208,677(8)(9)
Raymond B. Carey, Jr...............................           2,000
John L. Clendenin..................................             400
David B. Dillon....................................         291,100(1)(8)(9)
Ray E. Dillon, Jr..................................         111,800(2)
Richard W. Dillon..................................         213,625(3)
Lyle Everingham....................................         330,782(4)(8)
Patrick J. Kenney..................................         155,740(8)(9)
John T. LaMacchia..................................           1,000
Patricia Shontz Longe..............................           4,000
T. Ballard Morton, Jr..............................          10,000
Thomas H. O'Leary..................................             800
John D. Ong........................................             400
Katherine D. Ortega................................             460
Joseph A. Pichler..................................         425,067(5)(8)(9)
Martha Romayne Seger...............................             200
William J. Sinkula.................................         246,137(8)(9)
Directors and Executive Officers as a group (in-
 cluding those named above)........................       2,855,210(6)(7)(8)(9)

- --------------------------------------------------------------------------------
(1) This amount does not include 29,730 shares owned by Mr. Dillon's wife, 13,506 shares in his children's trust or 10,584 shares owned by his children. Mr. Dillon disclaims beneficial ownership of these shares.
(2) This amount does not include 138,200 shares owned by Mr. Ray E. Dillon, Jr.'s wife or 489,800 in his father's trust of which he and Richard W.
    Dillon are co-trustees. Mr. Dillon disclaims beneficial ownership of these shares.
(3) This amount does not include 93,116 shares owned by Mr. Richard Dillon's wife or 489,800 in his father's trust of which he and Ray E. Dillon, Jr.
    are co-trustees. Mr. Dillon disclaims beneficial ownership of these shares.
(4) This amount does not include 56,453 shares owned by Mr. Everingham's wife.
    Mr. Everingham disclaims beneficial ownership of these shares.
(5) This amount does not include 705 shares owned by Mr. Pichler's wife or 3,064 shares owned by his children. Mr. Pichler disclaims beneficial ownership of these shares.
(6) The figure shown does not include an aggregate of 3,906 additional shares held by, or for the benefit of, the immediate families or other relatives of all directors and executive officers as a group not previously listed above. In each case the director or executive officer disclaims beneficial ownership of such shares.
(7) No director or executive officer owned as much as 1% of Common Stock of the Company. The directors and executive officers as a group beneficially owned 2.6% of Common Stock of the Company.
(8) This amount includes shares which represent options exercisable on or before April 14, 1994, in the following amounts: Mr. Bere, 116,777; Mr. Dillon, 167,505; Mr. Everingham, 110,000; Mr. Kenney, 134,703; Mr. Pichler, 214,080; Mr. Sinkula, 85,500; and all directors and executive officers as a group, 1,467,194.
(9) The fractional interest resulting from allocations under Kroger's 401(k) plan and Dillon's ESOP and 401(k) plan has been rounded to the nearest whole number.

As of February 14, 1994, the following persons reported beneficial ownership of the Company's Common Stock based on reports on Schedule 13G filed with the Securities and Exchange Commission or other reliable information as follows:

                                                                           AMOUNT AND
                                                                            NATURE OF   PERCENTAGE
                   NAME                      ADDRESS OF BENEFICIAL OWNER    OWNERSHIP    OF CLASS
- --------------------------------------------------------------------------------------------------
The Kroger Co. Savings Plan                 1014 Vine Street              14,958,083(1)    13.8%
                                            Cincinnati, OH 45202
The Dillon Cos. Employee Master Trust       700 East 30th Street           8,404,705(1)     7.8
                                            Hutchinson, KS 67052

- ------
(1) Shares beneficially owned by plan trustees for the benefit of participants in employee benefit plans.

          COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT
Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Such officers, directors and shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by the Company, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during fiscal year 1993 all filing requirements applicable to its officers, directors and ten percent beneficial owners were satisfied except that Mr. Michael Heschel failed to report two separate sales of 4,000 shares each of stock by his spouse. Mr. Heschel has disclaimed beneficial ownership of these shares. Upon discovery of the error, Mr. Heschel disclosed the omission on an amended Form 5.

                             SELECTION OF AUDITORS
                                  (ITEM NO. 2)
The Board of Directors, on February 10, 1994, appointed the firm of Coopers & Lybrand as Company auditors for 1994, subject to ratification by shareholders. This appointment was recommended by the Company's Audit Committee, comprised of directors who are not employees of the Company. If the firm is unable for any reason to perform these services, or if selection of the auditors is not ratified, other independent auditors will be selected to serve. Ratification of this appointment requires the adoption of the following resolution by the affirmative vote of the holders of a majority of the shares represented at the meeting:
     "RESOLVED, That the appointment by the Board of Directors of Coopers & Lybrand as Company auditors for 1994 be and it hereby is ratified."
Fees for all audit services provided by Coopers & Lybrand in 1993 totaled $854,169. In addition, fees totaling $346,065 were charged for non-audit services.
A representative of Coopers & Lybrand is expected to be present at the meeting to respond to appropriate questions and to make a statement if he desires to do so.
THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR THIS PROPOSAL.

                   INCREASE AUTHORIZED SHARES OF COMMON STOCK
                                  (ITEM NO. 3)

The Board of Directors believes it would be in the best interest of the Company and its shareholders and therefore proposes that the Amended Articles of Incorporation be amended to increase the number of shares of common stock ("Common Stock") which the Company may issue from the 350,000,000 shares presently authorized to 500,000,000 shares (the "Proposal"). On February 11, 1994, there were 108,129,456 shares of Common Stock issued and outstanding. An additional approximately 12,300,000 shares of Common Stock have been reserved for issuance pursuant to the Company's stock option and other employee benefit plans; 8,000,000 shares to be reserved for issuance under the proposed 1994 Long-Term Incentive Plan (subject to shareholder approval as described below under the caption "APPROVAL OF THE 1994 LONG-TERM INCENTIVE PLAN"); approximately 17,074,000 shares reserved for issuance upon conversion of convertible securities; and approximately 145,512,000 shares reserved for issuance under the Company's warrant dividend plan. The rights under the warrant dividend plan, when exercisable, permit the holder to purchase one share of Common Stock for each share owned at $60 per share. The Company may redeem the rights at a price of $.025 per right, prior to the rights becoming exercisable. The rights expire March 19, 1996.
The purpose of the Proposal is to provide additional shares which could be used for proper corporate purposes, including, without limitation, stock splits, acquisitions, other compensation plans, and raising additional capital. The officers of the Company are from time-to-time engaged in general discussions with principals of other organizations and other companies with a view toward possible acquisitions by the Company. If the Proposal is adopted, the Board of Directors will have the authority to issue the additional authorized shares or any part thereof to such persons and for such consideration as it may determine without further action by the shareholders except as shareholder action may be required by law or contractual arrangements. Any such issuances (or an issuance of authorized but unissued preferred stock) could have the effect of discouraging an attempt to acquire control of the Company. For example, stock could be issued to persons, firms or entities known to be friendly to management. With the exception of the warrant dividend plan and redemption provisions contained in debt instruments exercisable upon a change in control, there are no other provisions of the Company's Amended Articles of Incorporation, Regulations, or debt instruments that management believes could reasonably be deemed to have an anti-takeover effect. Except as set forth in the preceding paragraph, the Company does not now have any commitments, arrangements or understandings which would require the issuance of additional shares of Common Stock.

Under Ohio law, a plan of merger requires shareholder approval if the non-surviving entity acquires one-sixth or more of the voting power of the Company. In addition, the Company is required by the rules of the New York Stock Exchange to submit certain transactions to a vote of its shareholders, including, without limitation, mergers involving subsidiaries (which otherwise are not subject to required approval of the Company's shareholders), where the issuance of shares of Common Stock could result in an increase in the number of outstanding shares by 20 percent or more. Approval of the Proposal would not alter in any way the Company's obligations under these authorities.
Each additional share of Common Stock authorized by the proposed amendment will have the same rights and privileges as each share of outstanding Common Stock. Shareholders of Common Stock have no preemptive rights to receive or purchase any shares of the presently authorized but unissued Common Stock or to the shares authorized by this proposed amendment.
In order for the Proposal to be adopted, it must be approved by the holders of a majority in voting power of the outstanding shares of Common Stock.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR THIS PROPOSAL.

                 APPROVAL OF THE 1994 LONG-TERM INCENTIVE PLAN
                                  (ITEM NO. 4)

On December 3, 1993, the Board of Directors adopted, subject to shareholder approval, The Kroger Co. 1994 Long-Term Incentive Plan ("Plan") for which a maximum of 8,000,000 shares of Common Stock will be reserved. The purpose of the Plan is to assist in attracting and retaining employees and directors of outstanding ability and to promote the identification of their interests with those of the shareholders of the Company.
In order for the Plan to comply with Rule 16b-3 of the Securities Exchange Act of 1934 (the "Exchange Act"), the Plan must be approved by a majority of the shares represented at the meeting. If approved, the Plan will be effective as of May 19, 1994.

DESCRIPTION OF THE PLAN
General. The Plan consists of three separate programs; the Insider Program, the Non-Insider Program and the Outside Director Program. Officers of the Company, including inside directors, subject to Section 16(a) of the Exchange Act are eligible for grants or awards under the Insider Program while all other employees of the Company are eligible for grants or awards under the Non-Insider Program. Non-employee directors will receive grants under the Outside Director Program as more particularly described below. Currently 14 officers are eligible to participate in the Insider Program and the remaining approximately 190,000 employees of the Company are eligible to participate in the Non-Insider Program. Grants will be made under the Outside Director Program to all non-employee directors who own a minimum of 1,000 shares of Common Stock of the Company on the date of the grant. As of February 14, 1994, eight of the thirteen non-employee directors are eligible for grants under the Outside Director Program.
Administration. The Insider Program and the Outside Director Program will be administered by a committee of the Board of Directors which meets the standards of Rule 16b-3(c)(2)(i) under the Exchange Act and initially shall be those members of the Compensation Committee of the Board of Directors who qualify as "outside directors" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Non-Insider Program will be administered by a committee appointed by the Chief Executive Officer, the members of which are ineligible to receive grants or awards under the Non-Insider Program. The administering committee in each case shall be referred to as the "Committee." The Committee is authorized to grant stock options, performance units and stock appreciation rights, and to award incentive shares and restricted stock to participants under the Insider Program and the Non-

Insider Program. Annually, the Committee will grant to eligible participants under the Outside Director Program a nonstatutory stock option to purchase 2,000 shares of Common Stock of the Company. Stock appreciation rights and performance units may be granted independently of any stock options or in tandem with the grant of an option under the Plan. The Committee will determine the types and amounts of awards or grants, the recipients of such awards or grants, vesting schedules, restrictions, performance criteria, and other provisions of the grants or awards, all of which shall be set forth in a written agreement with the participant.
In addition to other rights of indemnification they may have as directors or employees of the Company, members of the Committee shall be indemnified by the Company for reasonable expenses incurred in connection with defense of any action brought against them by reason of action taken or failure to act under or in connection with the Plan or any grant or award thereunder, if the members acted in good faith and in a manner which they believed to be in the best interests of the Company.
The Board of Directors may terminate or amend the Plan at any time without shareholder approval, except that it may not increase the number of shares under the Plan, materially modify eligibility requirements, change the class of persons eligible to receive incentive stock options or materially increase benefits to participants without shareholder approval if required by applicable law or to comply with Rule 16b-3 under the Exchange Act. Unless earlier terminated by the Board of Directors, the Plan shall terminate on December 3, 2003. Termination of the Plan shall have no effect on the validity of any options, rights, performance units, incentive shares or restricted stock outstanding on the date of termination. Unless otherwise provided in the agreement, awards and grants will not be transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.
Shares Subject to Grant. Under the Plan up to 8,000,000 authorized but unissued or reacquired shares of Common Stock may be issued upon the exercise of incentive stock options within the meaning of Section 422 of the Code, nonstatutory stock options, stock appreciation rights and performance units, and as incentive shares and restricted stock. In no event may any participant receive awards and grants totaling more than 200,000 shares of Common Stock in the aggregate under the Plan.
If an option, right or performance unit expires or terminates without having been fully issued, or if incentive shares or restricted stock are not issued or are forfeited prior to the payment of a dividend on such shares to a participant, the shares not exercised, unissued or forfeited, as the case may be, shall generally become available for other grants or awards under the Plan. Shares issued upon exercise of stock appreciation rights or performance units (or to the extent that all or a portion of the exercise is for cash, that number of shares having a fair market value equal to the cash payable upon such exercise) shall be charged against the number of shares issuable under the Plan.

Outside Director Program. The Outside Director Program is a formula plan in which non-employee directors who own at least 1,000 shares of Common Stock of the Company at the time of the grant will receive annually during the term of the Plan a nonstatutory stock option to purchase 2,000 shares of Common Stock at an option price equal to the fair market value of the Common Stock on the date of the grant. The option generally will have a 10-year term (subject to earlier termination in the event of termination of Board membership other than by reason of retirement) and will vest in 666, 667 and 667 share amounts, respectively, on the first, second and third annual anniversary dates from the date of grant. The Plan provides for the first grant to eligible directors of nonstatutory options covering 2,000 shares of Common Stock to be made as of the date the Plan is approved by the Company's stockholders.
Stock Options. Incentive stock options and nonstatutory stock options granted under the Plan shall have exercise prices not less than the greater of the fair market value per share of the optioned stock or the par value of a share of Common Stock, a term of not more than ten years after the date of grant, and generally may not be exercised before six months from the date of grant. Subject to the terms of the Plan, the Committee determines the vesting schedule and other terms and conditions applicable to stock options granted to employees. An eligible participant may receive more than one option.
The Committee may in its discretion provide for the payment of the option exercise price otherwise than in cash, including by delivery of Common Stock, valued at its fair market value on the date of exercise, or by a combination of both cash and Common Stock. To the extent authorized by the Committee, partial payment may be made by means of a promissory note secured by the shares of Common Stock acquired pursuant to exercise of the option.

Stock Appreciation Rights. Stock appreciation rights may be granted in connection with the grant of an incentive or nonstatutory option under the Plan, or by amendment of an outstanding nonstatutory stock option granted under the Plan ("related rights"). In the Committee's sole discretion, a related right may apply to all or a portion of the shares of Common Stock subject to the related option. Stock appreciation rights may also be granted independently of any option granted under the Plan. A stock appreciation right entitles the grantee upon exercise to elect to receive in cash, Common Stock or a combination thereof, the excess of the fair market value of a specified number of shares of Common Stock at the time of exercise over the fair market value of such number of shares of Common Stock at the time of grant, or, in the case of a related right, the exercise price provided in the related option. To the extent required to comply with the requirements of Rule 16b-3 under the Exchange Act or otherwise provided in an agreement under the Plan, the Committee shall have sole discretion to consent to or disapprove the election of any grantee to receive cash in full or partial settlement of a right.
A stock appreciation right generally will not be exercisable until at least six months from the date of grant (or in the case of a related right to an incentive stock option, may be exercisable only when and to the extent the related option is exercisable) and will have a term of not more than ten years from the date of grant (or, in the case of a related right, not beyond the expiration of the related option).
Performance Units. Performance units may be granted in connection with the grant of a nonstatutory stock option under the Plan, or by amendment of an outstanding nonstatutory stock option granted under the Plan ("related performance unit"). In the Committee's sole discretion, a related performance unit may apply to all or a portion of the shares of Common Stock subject to the related option. Performance units may also be granted independently of any option granted under the Plan. In connection with the grant of performance units, the Committee will establish Performance Goals (as defined below) for a specified period.

Upon the exercise of performance units, a grantee will be entitled to receive the payment of such units in accordance with the terms of the award in shares of Common Stock, cash, or a combination thereof, as the Committee may determine. The values generally will depend upon the extent to which the performance goals for the specified period have been satisfied, as determined by the Committee. Performance goals may be particular to a grantee or the department, branch, subsidiary or other unit in which the grantee works, or may be based on the performance of the Company generally. For purposes of the Plan, "Performance Goals" means performance goals established by the Committee which may be based on earnings or earnings growth; sales; return on assets, equity or investment; regulatory compliance; satisfactory internal or external audits; improvement of financial ratings; achievement of balance sheet or income statement objectives; or any other objective goals established by the Committee and may be absolute in terms or measured against or in relation to other companies comparably, or otherwise situated to the Company.
Performance units may be exercised only upon the achievement of minimum Performance Goals during the period as determined by the Committee. The Committee shall determine the period during which performance units shall be exercisable and specifically set forth such period in any agreement granting performance units to a participant in the Plan, provided, however, that a performance unit generally may not be exercised until the expiration of at least six months from the date of grant. Performance units will expire no later than ten years from the date of grant (or in the case of a related performance unit, the expiration of the related option). Any performance units paid in the form of cash are deemed to be paid in shares of Common Stock, with the number of shares being deemed paid equal to the amount of cash paid to the employee divided by the fair market value of a share of Common Stock on the date of payment.
Incentive Shares. The Committee may grant incentive shares to participants. Incentive share awards shall consist of shares of Common Stock issued or to be issued at such times, subject to achievement of such Performance Goals or other goals and on such other terms and conditions as the Committee shall deem appropriate and specify in an agreement relating thereto.
Restricted Stock. The Committee may grant restricted stock to participants which shares shall be subject to restrictions on transferability and such other restrictions for such time periods as specified in the agreement, and shall be subject to forfeiture. The Committee has authority to impose such other terms and conditions as it may determine in its discretion including making the vesting of awards contingent on the achievement of Performance Goals. During the period that a restricted stock award is subject to restrictions, an employee has the right to vote such shares and to receive dividends.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES
Incentive Stock Options. A grantee will not recognize income on the grant of an incentive stock option, and, except as described below, generally will not recognize ordinary income on the exercise of an incentive stock option. Under these circumstances, no deduction will be allowable to the Company in connection with either the grant of such options or the issuance of shares upon exercise thereof. However, if the exercise of an incentive stock option occurs more than three months after the grantee ceased to be an employee for reasons other than death (or more than one year thereafter if the grantee ceased to be an employee by reason of permanent and total disability), the exercise will not be treated as the exercise of an incentive stock option. In addition, to the extent the aggregate fair market value (determined at the time options are granted) of shares subject to incentive stock options that become exercisable for the first time by any grantee in any calendar year exceeds $100,000, the options will also be treated as options which are not incentive stock options. In either instance, the grantee will be taxed upon exercise of those excess options in the same manner as on the exercise of nonstatutory stock options, as described below.
Gain or loss from the sale or exchange of shares acquired upon exercise of an incentive stock option generally will be treated as capital gain or loss. If shares acquired pursuant to the exercise of an incentive stock option are disposed of within two years after the option was granted or within one year after the shares were transferred pursuant to the exercise of the option special rules apply. Under these rules, the grantee generally will recognize
(a) ordinary income at the time of the disposition equal to the excess (if any) over the exercise price of the lesser of the amount realized or the fair market value of the shares at the time of exercise (or, in certain circumstances, at the time such shares became either transferable or not subject to a substantial risk of forfeiture) and (b) capital gain to the extent of any excess of the amount realized on such disposition over the fair market value of the shares of Common Stock on the date the incentive stock option is exercised (or capital loss to the extent of any excess of the exercise price over the amount realized on disposition). If a grantee recognizes ordinary income as a result of a disposition as described in this paragraph, the Company will be entitled to a deduction in the same amount.
The exercise of an incentive stock option may result in a tax to the grantee under the alternative minimum tax provisions of the Code because as a general rule the excess of the fair market value of stock received on the exercise of an incentive stock option over the exercise price is an adjustment item for purposes of determining alternative minimum taxable income.
Nonstatutory Stock Options, Stock Appreciation Rights, and Performance Units. A grantee will not recognize income on the grant of a nonstatutory stock option, stock appreciation right or performance unit, but generally will recognize ordinary income upon the exercise thereof. The amount of income recognized upon the exercise of a nonstatutory stock option generally will be measured by the excess, if any, of the fair market value of the shares at the time of exercise over the exercise price, provided the shares issued are either transferable or not subject to a substantial risk of forfeiture. The amount of income recognized upon the exercise of a stock appreciation right or a performance unit, in general, will be equal to the amount of cash received and the fair market value of any shares received at the time of exercise, provided the shares issued are either transferable or not subject to a substantial risk of forfeiture, plus the amount of any taxes withheld. Under certain circumstances, income on the exercise of a performance unit will be deferred if the grantee makes a proper election to defer such income.
In some cases the recognition of income by a grantee from the exercise of a performance unit may be delayed for up to six months if a sale of the shares would subject the grantee to suit under Section 16(b) of the Exchange Act unless the grantee elects to recognize income at the time of receipt of such shares. In either case, the amount of income recognized is measured with respect to the fair market value of the Common Stock at the time the income is recognized.
In the case of ordinary income recognized by a grantee as described above in connection with the exercise of a nonstatutory stock option (or the exercise of an incentive stock option that is treated as the exercise of a nonstatutory stock option), a stock appreciation right, or a performance unit, the Company will be entitled to a deduction in the amount of ordinary income so recognized by the grantee, provided the Company satisfies certain federal income tax withholding requirements.
Incentive Shares and Restricted Stock. A grantee of incentive shares or restricted stock is not required to include the value of such shares in ordinary income until the first time the grantee's rights in the shares are transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier, unless the grantee elects to be taxed on receipt of the shares. In either case, the amount of such income will be equal to the excess of the fair market value of the stock at the time the income is recognized over the amount paid for the stock. The Company will be entitled to a deduction in the amount of the ordinary income recognized by the grantee for the Company's taxable year which includes the last day of the grantee's taxable year in which such grantee recognizes the income, provided the Company satisfies certain federal income tax withholding requirements.
General. The rules governing the tax treatment of options, stock appreciation rights, performance units, incentive shares and restricted stock and stock acquired upon the exercise of options, stock appreciation rights and performance units are quite technical, so that the above description of tax consequences is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are, of course, subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state law may not be the same as under the federal income tax laws.
Tax Deductibility Cap. Section 162(m) of the Code provides that certain compensation received in any year by a "covered employee" in excess of $1,000,000 is non-deductible by the Company for federal income tax purposes.
Section 162(m) provides an exception, however, for "performance-based compensation." The Committee currently intends to structure grants and awards made under the Plan to "covered employees" as performance-based compensation that is exempt from Section 162(m).

                               NEW PLAN BENEFITS

                                                      1994 LONG-TERM INCENTIVE
                                                                PLAN
                                                    ----------------------------
NAME AND POSITION(1)                                DOLLAR VALUE NUMBER OF UNITS
- --------------------                                ------------ ---------------
Non-Executive Director Group.......................      $0(2)       14,000(3)

- ------
(1) Awards, values and benefits are not determinable for other than the Non-Executive Director Group.
(2) Options to be granted to Non-Executive Directors upon approval of shareholders at fair market value of stock.

(3) Based on number of eligible Non-Executive Directors as of February 14, 1994, excluding Ray E. Dillon, Jr. who will be retiring from the Board on May 7, 1994.

   THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR THIS PROPOSAL.
                                 -------------

SHAREHOLDER PROPOSALS--1995 ANNUAL MEETING. Shareholder proposals intended for inclusion in the Company's proxy material relating to the Company's annual meeting in May 1995 should be addressed to the Secretary of the Company and must be received at the Company's executive offices not later than December 8, 1994.
                                 -------------

Attached to this Proxy Statement is the Company's 1993 Annual Report which includes a brief description of the Company's business indicating the general scope and nature of such business during 1993, together with the audited financial information contained in the Company's 1993 report to the Securities and Exchange Commission on Form 10-K. A COPY OF THAT REPORT IS AVAILABLE TO SHAREHOLDERS ON REQUEST BY WRITING: LAWRENCE M. TURNER, TREASURER, THE KROGER CO., 1014 VINE STREET, CINCINNATI, OHIO 45202-1100 OR BY CALLING 1-513-762-1220.
The management knows of no other matters that are to be presented at the meeting but, if any should be presented, the Proxy Committee expects to vote thereon according to its best judgment.

                                        By order of the Board
                                         of Directors,

                                        Paul W. Heldman,
                                         Secretary

                             FINANCIAL REPORT 1993
MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING
The management of The Kroger Co. has the responsibility for preparing the accompanying financial statements and for their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis and are not misstated due to material error or fraud. The financial statements include amounts that are based on management's best estimates and judgments. Management also prepared the other information in the report and is responsible for its accuracy and consistency with the financial statements.
The Company's financial statements have been audited by Coopers & Lybrand, independent certified public accountants, approved by the shareholders. Management has made available to Coopers & Lybrand all of the Company's financial records and related data, as well as the minutes of stockholders' and directors' meetings. Furthermore, management believes that all representations made to Coopers & Lybrand during its audit were valid and appropriate. Management of the Company has established and maintains a system of internal control that provides reasonable assurance as to the integrity of the financial statements, the protection of assets from unauthorized use or disposition, and the prevention and detection of fraudulent financial reporting. The system of internal control provides for appropriate division of responsibility and is documented by written policies and procedures that are communicated to employees with significant roles in the financial reporting process and updated as necessary. Management continually monitors the system of internal control for compliance. The Company maintains a strong internal auditing program that independently assesses the effectiveness of the internal controls and recommends possible improvements thereto. In addition, as part of its audit of the Company's financial statements, Coopers & Lybrand completed a review of selected internal accounting controls to establish a basis for reliance thereon in determining the nature, timing and extent of audit tests to be applied. Management has considered the internal auditor's and Coopers & Lybrand's recommendations concerning the Company's system of internal control and has taken actions that we believe are cost-effective in the circumstances to respond appropriately to these recommendations. Management believes that, as of January 1, 1994, the Company's system of internal control is adequate to accomplish the objectives discussed herein.
Management also recognizes its responsibility for fostering a strong ethical climate so that the Company's affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in the Company's code of corporate conduct, which is publicized throughout the Company. The code of conduct addresses, among other things, the necessity of ensuring open communication within the Company; potential conflicts of interests; compliance with all domestic and foreign laws, including those relating to financial disclosure; and the confidentiality of proprietary information. The Company maintains a systematic program to assess compliance with these policies.

JOSEPH A. PICHLER                   WILLIAM J. SINKULA
Chairman of the Board and           Executive Vice President and
Chief Executive Officer             Chief Financial Officer

AUDIT COMMITTEE CHAIRMAN'S LETTER
The Audit Committee of the Board of Directors is composed of six independent directors. The committee held three meetings during fiscal year 1993. In addition, members of the committee received and reviewed various reports from the Company's internal auditor and from Coopers & Lybrand throughout the year. The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibility, the Committee recommended to the Board of Directors, subject to shareowner approval, the selection of the Company's independent public accountant, Coopers & Lybrand. The Audit Committee discussed with the Company's internal auditor and Coopers & Lybrand the overall scope and specific plans for their respective audits. The committee also discussed the Company's consolidated financial statements and the adequacy of the Company's internal controls. At each meeting, the committee met with the Company's internal auditor and Coopers & Lybrand, in each case without management present, to discuss the results of their audits, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. Those meetings also were designed to facilitate any private communications with the committee desired by the Company's internal auditor or Coopers & Lybrand.

                                    JOHN L. CLENDENIN
                                    Chairman--Audit Committee

                                  THE COMPANY
The Kroger Co. (the "Company") was founded in 1883 and incorporated in 1902. As of January 1, 1994 the Company was the largest grocery retailer in the United States based on annual sales. The Company also manufactures and processes food for sale by its supermarkets. The Company's principal executive offices are located at 1014 Vine Street, Cincinnati, Ohio 45202 and its telephone number is
(513) 762-4000.

As of January 1, 1994, the Company operated 1,277 supermarkets, most of which are leased. Of this number, 1,038 supermarkets were operated principally under the Kroger name in the Midwest and South. Dillon Companies, Inc. ("Dillon"), a wholly-owned subsidiary of the Company, operated 239 supermarkets directly or through wholly-owned subsidiaries (the "Dillon Supermarkets"). The Dillon Supermarkets, principally located in Colorado, Kansas, Arizona and Missouri, operate under the names "King Soopers", "Dillon Food Stores", "Fry's Food Stores", "City Market", "Gerbes Supermarkets" and "Sav-Mor".

As of January 1, 1994, the Company, through its Dillon subsidiary, operated 931 convenience stores under the trade names of "Kwik Shop", "Quik Stop Markets", "Time Saver Stores", "Tom Thumb Food Stores", "Turkey Hill Minit Markets", "Loaf 'N Jug", and "Mini-Mart". The convenience stores offer a limited assortment of staple food items and general merchandise and, in most cases, sell gasoline.

The Company intends to develop new food and convenience store locations and will continue to assess existing stores as to possible replacement, remodeling, enlarging or closing.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS
SALES
Sales in the fourth quarter 1993, which included 12 weeks, decreased 5.2% below the same quarter in 1992, which included 13 weeks. Adjusting 1992's sales for the extra week and excluding sales from the Company's San Antonio, Texas stores which were sold in August 1993, sales in the 1993 fourth quarter increased 3.8%. Sales for the full year, including the extra week in 1992 and the San Antonio sales, increased 1.1% over those for 1992. Excluding the extra week and the San Antonio stores, full year 1993 sales increased 3.6% over 1992. A review of sales by lines of business for the three years ended January 1, 1994, is as follows:

                                         1993           1992           1991
                          % OF 1993 -------------- -------------- --------------
                            SALES   AMOUNT  CHANGE AMOUNT  CHANGE AMOUNT  CHANGE
                    ------------------------------------------------------------
                                          (MILLIONS OF DOLLARS)
Food Stores..............   91.3%   $20,443 +1.1%  $20,199 +3.4%  $19,533 +5.7%
Convenience Stores.......    4.3%       951 +3.9%      916 +6.0%      864 +0.2%
Other sales..............    4.4%       990 -3.9%    1,030 +8.0%      954 +4.4%
                           ------   -------        -------        -------
Total sales..............  100.0%   $22,384 +1.1%  $22,145 +3.7%  $21,351 +5.4%

Sales in identical food stores for the full year 1993 (those operating a full year and not expanded) increased 1.6% from the prior year. Excluding Michigan, which had a sixty-seven day strike during the second and third quarters of 1992, identical food stores sales increased 1.2% for all of 1993 and 1.1% in the fourth quarter 1993 versus the same periods in 1992. These increases were achieved despite low overall food inflation and deflation in some commodities in both 1993 and 1992, intense new supermarket competition in markets like Houston, Texas and Toledo, Ohio, and expanding supercenter competition in many other markets.
1993 convenience stores sales changes as compared to the same periods in 1992 were as follows:

                                                        4TH QUARTER YEAR-TO-DATE
                                                      --------------------------
Total Sales............................................    -3.8%        3.9%
Identical..............................................     1.7%        3.6%
In-Store Sales:
  Total................................................    -4.1%        2.7%
  Identical............................................     3.9%        4.5%
Gasoline Sales:
  Total................................................    -3.5%        5.2%
  Identical............................................     -.6%        2.6%
Gasoline Gallons:
  Total................................................      .1%        7.7%
  Identical............................................     3.4%        5.3%

The fourth quarter and full year 1993 sales for the seven-company convenience store group were enhanced by strong in-store sales and increases in gasoline gallons sold but were depressed by decreases in gasoline retail prices.
Other sales include outside sales by the Company's manufacturing divisions and sales of general merchandise to a drug store company in which the Company maintains an equity interest. The drug store company is expected to complete an expansion of its warehouse in early 1994 and to discontinue its purchases from the Company. The Company expects that this will result in a decline of approximately 45% to 50% in other sales.
Total food store square footage, excluding the San Antonio stores disposition, increased 3.2%, 2.5% and 2.2% in 1993, 1992, and 1991, respectively. The Company expects to increase retail food store square footage by 4 1/2 to 5% each year from 1994 through 1996. Convenience store square footage declined .7% and 2.1% in 1993 and 1991 respectively, and increased .2% in 1992. Sales per average square foot for the last three years were:

                                                                   TOTAL SALES
                                                                       PER
                                                                  AVERAGE SQUARE
                                                                       FOOT
                                                                  --------------
                                                                  1993 1992 1991
                                                       -------------------------
Food Stores...................................................... $398 $402 $398
Convenience Stores............................................... $405 $389 $364

Food stores sales per average square foot for 1992 includes the extra week. Without the extra week the amount would have been $394.
The Company was able to maintain sales growth in 1993 in the face of new and intense competition for a number of reasons. Fierce price competition in markets, such as Dayton, Ohio and Houston and Dallas, Texas, has abated somewhat. The Company's Michigan operations have begun to recover from a prolonged strike in 1992. The Company's efforts to reduce the cost of products through improved procurement and distribution practices have made the Company more price competitive and attractive to consumers without sacrificing gross profit. Finally, the shift in customer interest to private label products has enhanced sales. The Company's line of private label products, many of which are manufactured by the Company, have met with increasing acceptance by consumers. While these factors likely will continue to benefit the Company in 1994, the ability to generate sales growth may be limited by significant competitive entries into markets such as Atlanta and Indiana, as well as continued supercenter growth.
Sales in 1992 showed an improvement over 1991 primarily due to the extra week in the fiscal year. Sales in 1991 benefited from the purchase of the former Great Scott! Stores in Michigan in late 1990, the continued maturation of the Company's combination food store format, and significant growth in private label products.

EBITD
The Company's Credit Agreement, dated January 21, 1992, and the indentures underlying approximately $1.7 billion of publicly issued debt contain various restrictive covenants, many of which are based on earnings before interest, taxes, depreciation, LIFO charge, unusual and extraordinary items ("EBITD"). These covenants are based, among other things, upon generally accepted accounting principles ("GAAP") as applied on a date prior to January 3, 1993. The ability to generate EBITD at levels sufficient to satisfy the requirements of these agreements is a key measure of the Company's financial strength. The presentation of EBITD is not intended to be an alternative to any GAAP measure of performance but rather to facilitate an understanding of the Company's performance compared to its debt covenants. At January 1, 1994 the Company was in compliance with all covenants of its Credit Agreement and publicly issued debt. The Company believes it has adequate coverage of its debt covenants to continue to respond effectively to competitive conditions.
During 1993, EBITD, which does not include the effect of Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", or the charges related to the disposition of the San Antonio stores, increased 7.5% to $976.8 million compared to $908.2 million in 1992 and $968.0 million in 1991. 1992's EBITD was negatively affected by a Michigan strike which reduced EBITD by approximately $69 million and was increased by the extra week in the fiscal year. 1993's EBITD increase was primarily the result of increased sales combined with an improved gross profit rate.

MERCHANDISE COSTS
Merchandise costs include warehousing and transportation expenses and LIFO charges or credits. The following table shows merchandising costs as a percent of sales and the relative effect of LIFO charges:

                                                            1993    1992   1991
                                                           ---------------------
Merchandise costs as reported............................. 76.43%  77.12% 77.19%
LIFO charge (credit)......................................  (.02%)   .03%   .12%
                                                           ------  ------ ------
Merchandise costs as adjusted............................. 76.45%  77.09% 77.07%

The Company's gross profit rate in 1993 improved over previous years in all categories with the exceptions of pharmacy and deli. The improvement was due in large measure to improved results in Michigan which was affected by a strike in 1992, an increase in private label sales, a reduction in coupon costs, and cost reduction programs in procurement and warehousing.
The Company expects gross profit as a percent of sales to improve in the future as benefits are derived from coupon scanning and a decline in multiple couponing. Coupon scanning allows the Company to readily determine the validity of coupons presented. The effect of reduced multiple couponing is enhanced by a reduction in the face value and quantity of vendor coupons. The Company also expects to show gross profit improvement from coordinated procurement and the continued expansion of private label sales. The Company produces many of its own private label products and, therefore, has lower product costs for such items than could be obtained through procurement. Some of the gross profit benefit will be reflected in lower prices to protect or enhance the Company's competitive position.

OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES
Operating, general and administrative expenses as a percent of sales in 1993, 1992 and 1991 were 17.98%, 17.51% and 17.15%, respectively. Excluding the effect of SFAS No. 106 from 1993, operating, general and administrative expenses as a percent of sales were 17.89%.
The increase in operating, general and administrative expenses over last year was due in part to the increase in incentive pay for both management and store employees, reflecting 1993's improved performance compared to 1992. The Company also has experienced increases in collectively bargained wages, health insurance, general liability claims, and other store expenses.
Controlling operating, general and administrative expenses is a significant challenge to the Company. Beginning in 1992 and continuing through 1995, the Company expects to spend approximately $125 million of capital to increase technological capabilities with the goal of reducing operating costs. The Company has dedicated management resources to improve its procurement, logistics, administrative, and accounting functions, both to realize the benefits of improved technological capability and otherwise to control costs. The Company also has begun the redesign of some specialty departments within the food stores to realize cost savings. The Company currently is absorbing the expense of converting some full service departments to self service. This effort will continue during 1994 and 1995, and the Company expects to realize some benefit from these efforts beginning in late 1994.

INCOME TAXES
The effective income tax rates were 39.8%, 41.7% and 40.3% for 1993, 1992 and 1991, respectively. 1993's income tax expense includes a $4.2 million charge to increase deferred taxes for the change in the federal income tax rate.

NET EARNINGS (LOSS)
Net earnings (loss) totaled $(12.2) million in 1993 compared to $(5.9) million in 1992 and $79.9 million in 1991. Earnings in 1993 compared to 1992 and 1991 was affected by: (i) a 1993 charge against earnings of $159.2 million after taxes for the cumulative effect of a change in accounting for retiree benefits,
(ii) an extraordinary loss from the early retirement of debt in 1993 of $23.8 million compared to $107.1 million in 1992 and $20.8 million in 1991, (iii) a sixty-seven day strike in Michigan during 1992, (iv) a LIFO credit in 1993 of $3.2 million versus a charge of $8.1 million in 1992 and $26.2 million in 1991, and (v) net interest expense in 1993 of $390.0 million versus $474.8 million in 1992 and $531.1 million in 1991. 1993's net earnings also include a $4.4 million pre-tax ($2.7 million after tax) one-time charge related to a change in the estimated useful life of certain computer equipment and a $22.7 million charge ($15 million after tax) in connection with the disposition of the San Antonio stores. Severance pay, unemployment benefits costs and loss on sale of assets are included in this charge.

LIQUIDITY AND CAPITAL RESOURCES
DEBT MANAGEMENT AND INTEREST EXPENSE
The Company continued to reduce interest expense during 1993. The Company was successful in placing $1.6 billion of senior subordinated or senior secured debt during 1992 and 1993 with an average rate of 9.39% and $200 million of convertible junior subordinated notes with a rate of 6.375%. The Company also borrowed $100 million at a rate equal to LIBOR + 1.25% or, at the Company's election, such lenders' base rate + .25%, pursuant to a term facility under the Credit Agreement. The proceeds from these offerings and the issuance of 13,275,000 shares of common stock with proceeds of $203.5 million, were used to redeem or repurchase, on the open market, high yield subordinated debt with an average rate of 14.2% (see "Repurchase and Redemption of Subordinated Debt"). As a result of these transactions the Company has reduced the weighted average cost of its long-term debt including capital leases to 8.2% at year-end 1993 versus 11.6% at the beginning of 1990. Long-term debt, including capital leases and current portions thereof, decreased $348 million to $4.206 billion at year end 1993 from $4.554 billion at year end 1992.
Required principal repayments over the next five years increased to $1.048 billion at year end 1993 versus $534.5 million and $541.3 million at year-end 1992 and 1991, respectively. Scheduled debt maturities for the five years subsequent to 1993, 1992 and 1991 were:

                                                1993     1992     1991
                                              -------- -------- --------
                                                    (IN THOUSANDS)
Year 1....................................... $ 63,053 $ 73,248 $ 73,580
Year 2.......................................  111,010  115,017  123,368
Year 3.......................................  117,434  111,549  114,927
Year 4.......................................  146,784  118,032  111,451
Year 5.......................................  609,769  116,669  117,926

1993's Year 5 maturities include the entire $362.0 million outstanding under the Company's Working Capital Facility under its Credit Agreement, $68.0 million of Facility D under its Credit Agreement, and the remaining 11 1/8% Senior Notes outstanding at January 1, 1994 of $138.4 million. The Company has notified the trustee for the Senior Notes that it will redeem these notes on March 15, 1994. Maturities shown for 1991 reflect the restated Credit Agreement dated January 21, 1992.
The Company's interest rate on Credit Agreement borrowings is variable. The average interest rate, including the effect of interest rate swaps, on the Company's bank debt, which totaled $847.0 million at year-end 1993, including Facility D, versus $851.0 million at year-end 1992, was 4.57% compared to 5.42% at the end of 1992 and 6.13% at the end of 1991. The decline is due to generally lower market interest rates and achieving a .25% interest rate step down in January, 1993.
The Company currently has in place various interest rate hedging agreements aggregating $1.4 billion. The effect of these agreements is to: (i) fix the rate on $100 million floating rate debt until July, 1994 (ii) swap the contractual interest rate on $350 million of seven and ten year debt instruments to the rates available on three to five year fixed rate instruments (upon expiration of the three to five year swap agreements the fixed contractual rate will become floating for the remainder of the seven and ten year term of debt), (iii) swap the contractual interest rate on $600 million of seven and ten year fixed-rate instruments into floating-rate instruments and
(iv) cap six month LIBOR on $350 million for one to five years at rates of 3.70% to 5.50%. $50 million of the caps expire in each of July 1994, July 1995, July 1997 and July 1998. The remaining $150 million cap expires in November 1995.
The Company currently expects 1994 net interest expense, based on year-end 1993 rates, to total $330-$340 million compared to $390.0 million, $474.8 million and $531.1 million in 1993, 1992 and 1991, respectively.

To meet any short-term liquidity needs, the Company has available an $850 million Working Capital Facility under its Credit Agreement. A portion of the Company's short-term borrowings are permitted to be in the form of commercial paper. At January 1, 1994, the Company had outstanding $98.0 million of commercial paper and $264.0 million under the Working Capital Facility. At year-end 1993, after deducting amounts set aside as backup for the Company's unrated commercial paper program and stand-by letters of credit, $317.8 million was available under the Working Capital Facility. There are no annual principal payments required under the Working Capital Facility, which expires on January 3, 1998.

COMMON STOCK
On March 4, 1993 the Company issued 12,500,000 shares of its common stock through a public offering. On April 1, 1993, the Company issued an additional 775,000 shares of its common stock pursuant to an over-allotment option granted to the underwriters in connection with the offering. The Company realized net proceeds of $203.5 million on these issues which were used initially to repay amounts outstanding under the Working Capital Facility, and thereafter the Company used amounts available under the Working Capital Facility to purchase or redeem outstanding indebtedness of the Company.

REPURCHASE AND REDEMPTION OF SUBORDINATED DEBT
During 1993 the Company repurchased $300.6 million face amount of Junior Subordinated Discount Debentures with an accreted value of $285.1 million, $71.2 million Senior Subordinated Debentures, $111.6 million Senior Notes, and $33.5 million Senior Subordinated Reset Notes. Additionally, the Company redeemed the remaining $498.2 million Junior Subordinated Discount Debentures. The redemptions were effected using funds from asset sales, the sale of treasury stock to employee benefit plans, proceeds from the sale of common stock and new financings, and excess cash from operations. The outstanding balances of these debt issues at January 1, 1994 were $0 for the Junior Subordinated Discount Debentures, $0 for the Senior Subordinated Debentures, $138.4 million for the Senior Notes, and $66.5 million for the Senior Subordinated Reset Notes. The Company issued a redemption notice for the remaining Senior Notes on February 13, 1994. The redemption will be effected on March 15, 1994.
During 1992 the Company repurchased $269.9 million face amount of Junior Subordinated Discount Debentures with an accreted value of $231.1 million, $343.9 million Senior Subordinated Debentures and $256.2 million Subordinated Debentures. Additionally, the Company redeemed $120.5 million Senior Subordinated Debentures and $304.6 million Subordinated Debentures.
During 1991 the Company repurchased $303.8 million face amount of Junior Subordinated Discount Debentures with an accreted value of $217.9 million, $59.3 million Senior Subordinated Debentures and $64.2 million Subordinated Debentures.

CAPITAL EXPENDITURES

Capital expenditures totaled $376.1 million for 1993, $241.2 million for 1992 and $208.1 million in 1991. During 1993 the Company opened, acquired or expanded 46 food stores and 10 convenience stores compared to 42 food stores and 19 convenience stores in 1992 and 42 food stores and 4 convenience stores in 1991. The Company also completed 70 food store and 21 convenience store remodels during 1993. During 1993, 32 food stores were closed or sold including the 15 San Antonio stores sold to Megafood Stores, Inc. in August 1993. 17 convenience stores also were closed. The Company expects capital expenditures to approximate $1.5 billion over the next three years. In 1994 the Company plans to increase food store square footage by 4 1/2%-5% by opening, expanding or acquiring approximately 70 food stores and completing within-the-wall remodels of 60-70 food stores, including the recently completed purchase of 10 stores in

Houston, Texas from AppleTree Markets, Inc. The increased square footage is planned for existing Company markets where the Company has an established market position and an existing administrative and logistical network. The Company's ability to realize its capital expenditure plan will depend, in part, on its ability to generate sufficient free cash flow. The Company expects to dedicate one half of its free cash flow in excess of planned expenditures to its capital program and the remainder to debt reduction.

CONSOLIDATED STATEMENT OF CASH FLOWS
During 1993 the Company generated $617.3 million in cash from operating activities compared to $532.8 million in 1992 and $448.4 million in 1991. The increase from 1992 is due to an increase in operating net income of $69.6 million. Additionally, the Company experienced an increase in cash from changes in operating assets and liabilities of $105.5 million. The increase is due to an increase in accounts payable over and above the increase in inventory values of $47.7 million, an increase in income taxes payable of $17.5 million, and an increase in self-insured workers compensation and general liability accruals of $34.4 million. The increase in 1992 from 1991 is due to an increase in cash of $45.1 million from changes in operating assets and liabilities and a $56.3 million reduction in interest expense.
Investing activities used $368.3 million compared to $264.3 million of cash used in 1992 and $187.9 million of cash used in 1991. The increase in the use of cash in 1993 is due to an increase in the level of capital expenditures over 1992 of $134.9 million and an increased use of cash of $18.2 million for investments. This was offset by an increase in cash over 1992 from reduced current year expenditures for additions to property held for sale and increased proceeds from the sale of property, plant and equipment. The increase in 1992 from 1991 is due to an increase in cash used for capital expenditures and additions to property held for sale.
Cash used by financing activities totaled $231.7 million compared to $168.4 million and $311.1 million in 1992 and 1991, respectively. The increase in the use of cash during 1993 is due to a debt reduction, excluding capital leases and the interest accretion on the Junior Subordinated Discount Debentures, of $423.0 million versus 1992's debt reduction of $38.8 million. The debt reduction was offset by proceeds from the sale of stock and lower debt prepayment and financing costs incurred.

OTHER ISSUES
The Company is party to more than 200 collective bargaining agreements with local unions representing approximately 110,000 of the Company's employees. Among the contracts that have expired or will expire in the remainder of 1994 are those covering store employees in Charleston (WV), Nashville, Louisville, Cincinnati, Phoenix and Tucson as well as warehouse and distribution employees in a number of the Company's operating divisions. Typical agreements are 3 to 4 years in duration, and as such agreements expire, the Company expects to negotiate with the unions and to enter into new collective bargaining agreements. There can be no assurance, however, that such agreements will be reached without work stoppage. A prolonged work stoppage affecting a substantial number of stores could have a material adverse effect on the results of the Company's operations.
As of January 3, 1993 the Company implemented SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" using the immediate recognition approach. This new standard requires that the expected cost of retiree health benefits be charged to expense during the years that the employees render service rather than the Company's past practice of recognizing these costs on a cash basis. As part of adopting the new standard, the Company recorded in 1993 a non-cash charge against earnings of $248.7 million before taxes ($159.2 million after taxes). This cumulative adjustment as of January 3, 1993 represents the discounted present value of expected future retiree health benefits attributed to employees' service rendered prior to that date.

In addition, the new standard results in additional annual expense, which for the year ended January 1, 1994 totaled $19.5 million before taxes. The increase in the annual postretirement benefit expense does not affect the Company's EBITD.
Effective December 29, 1991, the Company adopted the provisions of SFAS No. 109, "Accounting for Income Taxes". The adoption of SFAS No. 109 had a material effect on the Company's financial statements in the first quarter of 1993 due to the adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The Company recognized a deferred tax benefit of $89.5 million in connection with the adoption of SFAS No. 106. A portion of this tax benefit would not have been recognized under the Company's previous method of accounting for income taxes.

                       REPORT OF INDEPENDENT ACCOUNTANTS
To the Shareowners and Board of Directors
The Kroger Co.

We have audited the accompanying consolidated balance sheet of The Kroger Co. as of January 1, 1994 and January 2, 1993, and the related consolidated statements of operations and accumulated deficit, and cash flows for the years ended January 1, 1994, January 2, 1993, and December 28, 1991. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Kroger Co. as of January 1, 1994 and January 2, 1993, and the consolidated results of its operations and its cash flows for the years ended January 1, 1994, January 2, 1993 and December 28, 1991, in conformity with generally accepted accounting principles.
As discussed in the notes to the consolidated financial statements, the Company changed its method of accounting for postretirement benefit costs other than pensions, as of January 3, 1993.

        LOGO

Coopers & Lybrand
Cincinnati, Ohio
February 8, 1994

                           CONSOLIDATED BALANCE SHEET

                                                          JANUARY 1,  JANUARY 2,
(In thousands of dollars)                                    1994        1993
- ---------------------------------------------------------------------------------
ASSETS
Current assets
 Cash and temporary cash investments..................... $  121,253  $  103,995
 Receivables.............................................    287,925     275,173
 Inventories:
  FIFO cost..............................................  2,001,376   1,989,137
  Less LIFO reserve......................................   (422,097)   (433,694)
                                                          ----------  ----------
                                                           1,579,279   1,555,443
 Property held for sale..................................     37,721      37,080
 Prepaid and other current assets........................    199,652     196,808
                                                          ----------  ----------
   Total current assets..................................  2,225,830   2,168,499
Property, plant and equipment, net.......................  1,981,308   1,877,172
Investments and other assets.............................    273,326     257,413
                                                          ----------  ----------
   TOTAL ASSETS.......................................... $4,480,464  $4,303,084
                                                          ==========  ==========
LIABILITIES
Current liabilities
 Current portion of long-term debt....................... $   63,053  $   73,248
 Current portion of obligations under capital leases.....      7,962       7,309
 Accounts payable........................................  1,357,532   1,297,630
 Other current liabilities...............................    822,284     795,845
                                                          ----------  ----------
   Total current liabilities.............................  2,250,831   2,174,032
Long-term debt...........................................  3,975,362   4,323,950
Obligations under capital leases.........................    159,651     149,028
Deferred income taxes....................................    182,891     278,097
Other long-term liabilities..............................    371,371      78,021
                                                          ----------  ----------
   TOTAL LIABILITIES.....................................  6,940,106   7,003,128
                                                          ----------  ----------
SHAREOWNERS' DEFICIT
Common capital stock, par $1
 Authorized: 350,000,000 shares
 Issued: 1993--118,549,173 shares
1992--104,378,000 shares.................................    308,534     104,378
Accumulated deficit...................................... (2,490,932) (2,475,561)
Common stock in treasury, at cost
1993--10,901,846 shares
1992--12,925,729 shares..................................   (277,244)   (328,861)
                                                          ----------  ----------
   TOTAL SHAREOWNERS' DEFICIT............................ (2,459,642) (2,700,044)
                                                          ----------  ----------
   TOTAL LIABILITIES AND SHAREOWNERS' DEFICIT............ $4,480,464  $4,303,084
                                                          ==========  ==========
- ---------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

          CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT Years Ended January 1, 1994, January 2, 1993 and December 28, 1991

                                             1993         1992         1991
(In thousands, except per share amounts)  (52 WEEKS)   (53 WEEKS)   (52 WEEKS)
- --------------------------------------------------------------------------------
Sales.................................... $22,384,301  $22,144,588  $21,350,530
                                          -----------  -----------  -----------
Costs and expenses
 Merchandise costs, including warehousing
  and transportation.....................  17,109,060   17,078,839   16,480,580
 Operating, general and administrative...   4,024,468    3,877,550    3,661,887
 Rent....................................     290,309      288,113      266,328
 Depreciation and amortization...........     263,810      251,822      242,022
 Net interest expense....................     389,991      474,849      531,118
 Other charges...........................      22,725
                                          -----------  -----------  -----------
   Total.................................  22,100,363   21,971,173   21,181,935
                                          -----------  -----------  -----------
Earnings before tax expense, extraordi-
 nary loss and cumulative effect of
 change in accounting....................     283,938      173,415      168,595
Tax expense..............................     113,133       72,255       67,901
                                          -----------  -----------  -----------
Earnings before extraordinary loss and
 cumulative effect of change in account-
 ing.....................................     170,805      101,160      100,694
Extraordinary loss, net of income tax
 credit..................................     (23,832)    (107,103)     (20,839)
Cumulative effect of change in account-
 ing, net of income tax credit...........    (159,193)
                                          -----------  -----------  -----------
   Net earnings (loss)................... $   (12,220) $    (5,943) $    79,855
                                          ===========  ===========  ===========
Accumulated Deficit
 Beginning of year....................... $(2,475,561) $(2,460,725) $(2,540,580)
 Net earnings (loss).....................     (12,220)      (5,943)      79,855
 Sales of treasury stock below average
  cost...................................      (3,151)      (8,893)
                                          -----------  -----------  -----------
 End of year............................. $(2,490,932) $(2,475,561) $(2,460,725)
                                          ===========  ===========  ===========
Primary earnings (loss) per Common Share
 Earnings before extraordinary loss and
  cumulative effect
  of change in accounting................      $ 1.60       $ 1.11       $ 1.12
 Extraordinary loss......................        (.22)       (1.17)        (.23)
 Cumulative effect of change in account-        (1.49)
  ing....................................      ------       ------       ------
 Net earnings (loss).....................      $ (.11)      $ (.06)      $  .89
                                               ======       ======       ======
Average number of common shares used in
 primary
 calculation.............................     106,711       91,364       90,218
Fully-diluted earnings (loss) per Common
 Share
 Earnings before extraordinary loss and
  cumulative effect
  of change in accounting................      $ 1.50       $ 1.11       $ 1.11
 Extraordinary loss......................        (.19)       (1.17)        (.23)
 Cumulative effect of change in account-        (1.28)
  ing....................................      ------       ------       ------
 Net earnings (loss).....................      $  .03       $ (.06)      $  .88
                                               ======       ======       ======
Average number of common shares used in
 fully-diluted
 calculation.............................     124,293       91,452       90,461

- --------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
Years Ended January 1, 1994, January 2, 1993 and December 28, 1991

                                               1993         1992         1991
(In thousands of dollars)                   (52 WEEKS)   (53 WEEKS)   (52 WEEKS)
- --------------------------------------------------------------------------------
Cash Flows From Operating Activities:
 Net earnings (loss)....................... $   (12,220) $    (5,943) $  79,855
 Adjustments to reconcile net earnings
  (loss) to net cash provided by operating
  activities:
  Extraordinary loss.......................      23,832      107,103     20,839
  Cumulative effect of change in account-
   ing.....................................     159,193
  Depreciation and amortization............     263,810      251,822    242,022
  Amortization of discount on Junior Subor-
   dinated Debentures......................      64,198      112,321    115,760
  Amortization of deferred financing costs.      15,051       10,660     13,326
  Loss on sale of property, plant and
   equipment...............................       1,004        3,541      6,485
  LIFO charge (credit).....................      (3,172)       8,143     26,244
  Other changes, net.......................         140
  Net increase (decrease) in cash from
   changes in operating assets and liabili-
   ties, detailed hereafter................     105,495       45,127    (56,113)
                                            -----------  -----------  ---------
   Net cash provided by operating activi-
    ties...................................     617,331      532,774    448,418
                                            -----------  -----------  ---------
Cash Flows From Investing Activities:
 Capital expenditures......................    (376,138)    (241,234)  (208,076)
 Proceeds from sale of property, plant and
  equipment................................      40,296        6,562      8,938
 Additions to property held for sale.......     (10,900)     (26,291)    (3,925)
 Decrease (increase) in other investments..     (21,602)      (3,375)    19,138
 Other changes, net........................                              (3,926)
                                            -----------  -----------  ---------
   Net cash used by investing activities...    (368,344)    (264,338)  (187,851)
                                            -----------  -----------  ---------
Cash Flows From Financing Activities:
 Debt prepayment costs.....................     (33,484)    (136,613)   (28,854)
 Financing charges incurred................     (18,159)     (39,695)   (10,793)
 Principal payments under capital lease ob-
  ligations................................      (7,557)      (6,561)    (6,915)
 Proceeds from issuance of long-term debt..     724,826    1,354,666    229,514
 Reductions in long-term debt..............  (1,147,807)  (1,393,435)  (521,537)
 Proceeds from issuance of capital stock...     212,015        3,167     13,036
 Proceeds from sale of treasury stock......      36,277       48,843     10,303
 Capital stock reacquired..................         (96)         (44)      (819)
 Tax benefit of non-qualified stock op-
  tions....................................       2,256        1,258      4,928
                                            -----------  -----------  ---------
   Net cash used by financing activities...    (231,729)    (168,414)  (311,137)
                                            -----------  -----------  ---------
Net increase (decrease) in cash and tempo-
 rary cash investments.....................      17,258      100,022    (50,570)
Cash and Temporary Cash Investments:
 Beginning of year.........................     103,995        3,973     54,543
                                            -----------  -----------  ---------
 End of year............................... $   121,253  $   103,995  $   3,973
                                            ===========  ===========  =========

Years Ended January 1, 1994, January 2, 1993 and December 28, 1991

                                                 1993       1992       1991
(In thousands of dollars)                     (52 WEEKS) (53 WEEKS) (52 WEEKS)
- ------------------------------------------------------------------------------
Increase (Decrease) In Cash From Changes In
 Operating Assets And Liabilities:
 Inventories (FIFO)..........................  $(12,239)  $(21,328) $(120,872)
 Receivables.................................   (12,752)   (14,092)    15,877
 Prepaid and other current assets............   (10,993)   (18,186)       356
 Accounts payable............................    59,902     29,935     70,159
 Accrued expenses............................     8,037     53,078    (25,594)
 Deferred income taxes.......................     2,175    (34,331)   (21,616)
 Other liabilities...........................    71,365     50,051     25,577
                                               --------   --------  ---------
                                               $105,495   $ 45,127  $ (56,113)
                                               ========   ========  =========
- ------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
All dollar amounts are in thousands except per share amounts.

ACCOUNTING POLICIES
The following is a summary of the significant accounting policies followed in preparing these financial statements:

 Principles of Consolidation
The consolidated financial statements include the Company and all of its subsidiaries.

 Segments of Business
The Company operates primarily in one business segment--retail food and drug stores. This segment represents more than 90% of consolidated revenue, operating profit and identifiable assets. The Company also manufactures and processes food for sale by its supermarkets and operates convenience stores.

 Inventories
Inventories are stated at the lower of cost (principally LIFO) or market. Approximately 89% of inventories for 1993 and 1992 were valued using the LIFO method. Cost for the balance of the inventories is determined using the FIFO method.

 Property Held for Sale
Property held for sale includes the net book value of property, plant and equipment that are in the process of being sold. The property is valued at the lower of cost or market on an individual property basis.

 Property, Plant and Equipment
Property, plant and equipment are stated at cost. Depreciation and amortization, which includes the amortization of assets recorded under capital leases, are computed principally using the straight-line method over the estimated useful lives of individual assets, composite group lives or the initial or remaining terms of leases. Buildings and land improvements are depreciated based on lives varying from 10 to 40 years and equipment depreciation is based on lives varying from three to 15 years. Leasehold improvements are amortized over their useful lives which vary from four to 25 years.

 Interest Rate Hedging Agreements
The Company uses interest rate swaps and caps to hedge a portion of its variable rate borrowings against increases in interest rates. The interest differential to be paid or received is accrued as interest rates change and is recognized over the life of the agreements currently as a component of interest expense. Gains and losses from the disposition of hedge agreements are deferred and amortized over the term of the related agreements.

 Deferred Income Taxes
Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting bases. The types of differences that give rise to significant portions of deferred income tax liabilities or assets relate to: property, plant and equipment, inventories, accruals for restructuring and other charges and accruals for compensation-related costs. Deferred income taxes are classified as a net current and noncurrent asset or liability based on the classification of the related asset or liability for financial reporting. A deferred tax asset or liability that is not related to an asset or liability for financial reporting is classified according to the expected reversal date. See Taxes Based on Income footnote.

 Consolidated Statement of Cash Flows
For purposes of the Consolidated Statement of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be temporary cash investments.

Cash paid during the year for interest and income taxes was as follows:

                                                        1993     1992     1991
                                                      --------------------------
Interest............................................. $329,495 $367,126 $414,288
Income taxes.........................................   92,745   48,195   56,445

PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consists of:

                                                            1993        1992
                                                         ----------------------
Land.................................................... $  195,469  $  188,382
Buildings and land improvements.........................    652,411     630,437
Equipment...............................................  2,405,106   2,214,378
Leaseholds and leasehold improvements...................    699,868     675,615
Leased property under capital leases....................    234,114     217,244
                                                         ----------  ----------
                                                          4,186,968   3,926,056
Accumulated depreciation and amortization............... (2,205,660) (2,048,884)
                                                         ----------  ----------
                                                         $1,981,308  $1,877,172

Substantially all property, plant and equipment collateralizes debt of the Company. (See Debt Obligations footnote.)

INVESTMENTS AND OTHER ASSETS

Investments and other assets consists of:

                                                            1993        1992
                                                         ----------------------
Deferred financing costs................................   $110,684    $112,278
Goodwill................................................     51,192      55,287
Other...................................................    111,450      89,848
                                                         ----------  ----------
                                                           $273,326    $257,413

The Company is amortizing deferred financing costs using the interest method and the straight-line basis over the life of the related borrowings. Substantially all goodwill is amortized on the straight-line method over forty years.

OTHER CHARGES

On June 14, 1993, the Company announced its intention to dispose of 15 San Antonio, Texas stores. The Company recognized a pre-tax charge of $22,725 in connection with the disposition. Severance pay, unemployment benefits costs and loss on sale of assets are included in this charge.

OTHER CURRENT LIABILITIES

Other current liabilities consists of:

                                                                 1993     1992
                                                               -----------------
Salaries and wages............................................ $252,210 $233,060
Taxes, other than income taxes................................  122,852  138,357
Interest......................................................   62,494   75,407
Other.........................................................  384,728  349,021
                                                               -------- --------
                                                               $822,284 $795,845

TAXES BASED ON INCOME

Effective December 29, 1991 the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." No cumulative effect adjustment was required for the adoption of SFAS No. 109 due to the Company's previous use of the liability method under SFAS No. 96. Adoption of SFAS No. 109 did not have a material impact on income tax expense in 1992.
The adoption of SFAS No. 109 had a material impact on the Company's financial statements in 1993 due to the adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The Company recognized a deferred tax benefit of $89,546 in connection with the adoption of SFAS No.
106. A portion of this tax benefit would not have been recognized under SFAS No. 96.

The provision for taxes based on income consists of:

                                                    1993      1992      1991
                                                  ----------------------------
Federal
 Current......................................... $ 92,863  $ 80,934  $ 71,101
 Deferred........................................    2,174   (34,331)  (21,616)
                                                  --------  --------  --------
                                                    95,037    46,603    49,485
State and local..................................   18,096    25,652    18,416
                                                  --------  --------  --------
                                                   113,133    72,255    67,901
Tax credit from extraordinary loss...............  (14,607)  (65,644)  (12,772)
Tax credit from cumulative effect of change in
 accounting......................................  (89,546)
                                                  --------  --------  --------
                                                  $  8,980  $  6,611  $ 55,129

Tax laws enacted in 1993 increased federal income tax rates retroactive to the beginning of 1993. Deferred taxes have been adjusted to reflect the increased federal income tax rates. This adjustment increased the deferred tax provision by $4,200 in 1993. Targeted job tax credits reduced the tax provision by $2,608 in 1993, $3,378 in 1992 and $4,116 in 1991.
A reconciliation of the statutory federal rate and the effective rate is as follows:

                                                               1993  1992  1991
                                                               ----------------
Statutory rate................................................ 35.0% 34.0% 34.0%
State income taxes, net of federal tax benefit................  4.1   9.8   7.2
Tax credits................................................... (1.0) (2.1) (2.6)
Tax rate change effect on deferred taxes......................  1.5
Other, net....................................................   .2         1.7
                                                               ----  ----  ----
                                                               39.8% 41.7% 40.3%

The tax effects of significant temporary differences and carryforwards that comprise deferred tax balances were as follows:

                                                            1993       1992
- -------------------------------------------------------------------------------
 Current deferred tax assets:
  Compensation related costs............................. $  25,902  $  24,016
  Insurance related costs................................    34,023     33,185
  Inventory related costs................................    19,523     16,829
  Tax credit carryforwards...............................               11,653
  Alternative minimum tax credit carryforwards...........    13,971      5,857
  Other..................................................    17,054     15,367
                                                          ---------  ---------
                                                            110,473    106,907
                                                          ---------  ---------
 Current deferred tax liabilities:
  Compensation related costs.............................   (26,001)   (27,485)
  Lease accounting.......................................    (5,408)    (5,271)
  Inventory related costs................................   (17,568)      (725)
  Other..................................................    (9,331)   (13,427)
                                                          ---------  ---------
                                                            (58,308)   (46,908)
                                                          ---------  ---------
 Current deferred taxes, net (in prepaid and other cur-
  rent assets)........................................... $  52,165  $  59,999
                                                          =========  =========
 Long-term deferred tax assets:
  Compensation related costs............................. $  99,170  $   3,222
  Insurance related costs................................    21,021      9,224
  Lease accounting.......................................    22,269     21,150
  Alternative minimum tax credit carryforwards...........               13,974
  Other..................................................     6,798      9,326
                                                          ---------  ---------
                                                            149,258     56,896
                                                          ---------  ---------
 Long-term deferred tax liabilities:
  Depreciation...........................................  (285,104)  (293,179)
  Compensation related costs.............................    (5,267)    (4,559)
  Insurance related costs................................              (12,726)
  Lease accounting.......................................   (11,391)      (370)
  Deferred charges.......................................    (9,735)   (10,517)
  Other..................................................   (20,652)   (13,642)
                                                          ---------  ---------
                                                           (332,149)  (334,993)
                                                          ---------  ---------
 Long-term deferred taxes, net........................... $(182,891) $(278,097)
                                                          =========  =========

As of January 1, 1994, the Company has alternative minimum tax credit carryforwards of $13,971. This amount will be allowed as a credit against regular tax in the future to the extent that regular tax expense exceeds the alternative minimum tax expense. These credits do not have an expiration date.

DEBT OBLIGATIONS

Long-term debt consists of:

                                                              1993       1992
                                                           ---------------------
Variable rate Senior Term Facility, due in varying
 amounts through 1998....................................  $  386,208 $  489,197
Variable rate Working Capital Facility, due 1998.........     361,954    361,789
Variable rate Facility D, due 1997 and 1998..............      98,796
9 1/4% Senior Secured Debentures, due 2005...............     200,000
8 1/2% Senior Secured Debentures, due 2003...............     200,000
11 1/8% Senior Notes, due 1998...........................     138,386    250,000
8 3/4% Senior Subordinated Reset Notes, due 1999.........      66,513    100,000
9% Senior Subordinated Notes, due 1999...................     125,000    125,000
9 3/4% Senior Subordinated Debentures, due 2004..........     175,000    175,000
9 3/4% Senior Subordinated Debentures, due 2004, Series
 B.......................................................     100,000    100,000
9 7/8% Senior Subordinated Debentures, due 2002..........     250,000    250,000
6% to 9 5/8% Senior Subordinated Notes, due 1999 to 2008.     238,182     68,470
10% Senior Subordinated Notes, due 1999..................     250,000    250,000
12 7/8% Senior Subordinated Debentures, due 1999.........                 71,157
6 3/8% Convertible Junior Subordinated Notes, due 1999...     200,000    200,000
8 1/4% Convertible Junior Subordinated Debentures, due
 2011....................................................     170,000    170,000
15 1/2% Junior Subordinated Discount Debentures, net of
 $80,932 unamortized discount in 1992 due 2008 with an
 approximate effective rate of 13.88%....................                719,485
10% Mortgage loans, with semi-annual payments due through
 2004....................................................     609,223    610,173
3 3/5% to 10 3/8% industrial revenue bonds, due in vary-
 ing amounts through 2021................................     211,270    229,145
7% to 12 7/8% mortgages, due in varying amounts through
 2017....................................................     232,469    204,640
3 1/2% to 12% notes, due in varying amounts through 2011.      25,414     23,142
                                                           ---------- ----------
Total debt...............................................   4,038,415  4,397,198
Less current portion.....................................      63,053     73,248
                                                           ---------- ----------
Total long-term debt.....................................  $3,975,362 $4,323,950

The aggregate annual maturities and scheduled payments of long-term debt for the five years subsequent to 1993 are:

        1994...................................................... $ 63,053
        1995...................................................... $111,010
        1996...................................................... $117,434
        1997...................................................... $146,784
        1998...................................................... $609,769

 Credit Agreement

The Company entered into a restated Credit Agreement, dated January 21, 1992 (the "Credit Agreement"). This agreement replaced the credit agreement dated as of December 20, 1989. The following constitutes a summary of the principal terms and conditions of the Credit Agreement.
The Credit Agreement provides for: (i) a six-year senior term facility of $605,817 (the "Term Facility") and (ii) a working capital revolving credit facility of $850,000, with a $450,000 sublimit for the issuance of standby and documentary letters of credit (the "Working Capital Facility" and together with the Term Facility, the "Facilities").
The Term Facility expires in 1998, and is subject to quarterly amortization of $25,747 on the third day of each January, April, July and October. The January 3, 1994 and April 3, 1994 payments were made during 1993.

 Facility D
The Credit Agreement provides for additional borrowings of up to $500,000 in the aggregate pursuant to a new term facility and through issuance of senior secured debt. During 1993 the Company issued $400,000 of senior secured debt (see description below) and on October 14, 1993 borrowed $100,000 from a syndicate of banks under Facility D. Facility D is subject to the same collateral, prepayment and covenant restrictions described below for the Facilities. The Facility D bank borrowings bear interest at a rate equal to LIBOR plus 1 1/4% and are subject to quarterly amortization of $8,000 beginning January 5, 1997 with a final payment of $52,000 due on July 5, 1998. The January 5, 1997 payment has been reduced to $6,796 due to the application of mandatory prepayments.

 Interest Rates

Loans under the Facilities bear interest at the option of the Company at a rate equal to either (i) the rate of interest announced from time to time by Citibank, N.A., as its base rate (the "Base Rate") plus the Applicable Margin (as defined below) or (ii) an adjusted Eurodollar rate based upon the London interbank offered rate ("LIBOR") plus the Applicable Margin.
Applicable Margin means a percentage per annum determined by reference to the Cash Interest Coverage Ratio set forth below:

                                                        APPLICABLE  APPLICABLE
                                                        MARGIN FOR  MARGIN FOR
                                                        BASE RATE   EURODOLLAR
CASH INTEREST COVERAGE RATIO                             ADVANCES  RATE ADVANCES
- --------------------------------------------------------------------------------
less than 1.75 : 1.....................................    3/4%        1 3/4%
1.75 : 1 or greater, but less than 2.10 : 1............    1/2         1 1/2
2.10 : 1 or greater, but less than 2.50 : 1............    1/4         1 1/4
2.50 : 1 or greater....................................    1/4            1

At January 1, 1994, the Applicable Margin is 1/4% for Base Rate advances and 1% for Eurodollar Rate Advances. No more than one increase or decrease in the Applicable Margin shall occur in any six-month period.

 Collateral

The Company's obligations under the Facilities are collateralized by a pledge of the stock of subsidiaries of the Company and substantially all assets, both real and personal, of the Company and its subsidiaries.

 Prepayment

The Company may prepay the Facilities, in whole or in part, at any time, without a prepayment penalty. Voluntary prepayments will be applied, at the option of the Company, either (i) to repay the Term Facility in the inverse order of maturity or (ii) to repay the next two quarterly scheduled Term Facility payments and then to repay the remaining Term Facility payments pro rata. The Facilities are subject to certain mandatory prepayments in connection with asset dispositions, certain stock issuances, certain incurrences of debt and sale and leaseback transactions and in respect of a percentage of the Company's excess annual cash as defined in the Credit Agreement.

 Certain Covenants

The Credit Agreement contains covenants which, among other things, (i) restrict investments, capital expenditures, and other material outlays and commitments relating thereto, (ii) restrict the incurrence of debt, including the incurrence of debt by subsidiaries, (iii) restrict dividends and payment, prepayments, and repurchases of subordinated debt, capital stock or other securities, (iv) restrict mergers and acquisitions and changes of business or conduct of business, (v) restrict transactions with affiliates, (vi) restrict certain sales of assets, (vii) restrict changes in accounting treatment and reporting practices except as permitted under generally accepted accounting principles, (viii) require the maintenance of certain financial ratios and levels, including interest coverage ratios, fixed charge coverage ratios and total debt ratios, (ix) require the Company to provide financial statements and an annual business plan of the Company and its subsidiaries and (x) require the Company to maintain interest rate protection providing that at least 70% of the Company's indebtedness for all borrowed money is maintained at a fixed rate of interest.

 Interest Rate Protection Program
The Company currently has in place various interest rate hedging agreements aggregating $1,400,000. The effect of these agreements is to: (i) fix the rate on $100,000 floating rate debt for a period of two years (expires July, 1994),
(ii) swap the contractual interest rate on $350,000 of seven and ten year debt instruments to the rates available on three to five year fixed rate instruments (upon expiration of the three to five year swap agreements the fixed contractual rate will become floating for the remainder of the seven and ten year term of the debt), (iii) swap the contractual interest rate on $600,000 of seven and ten year fixed rate instruments into floating rate instruments and
(iv) cap six month LIBOR on $350,000 for one to five years at rates of 3.70% to 5.50%. $50,000 of the caps expire in each of July 1994, July 1995, July 1997 and July 1998 and the remaining $150,000 expires in November 1995. The Company is exposed to credit loss in the event of non-performance by the other parties to the interest rate hedging agreements. However, the Company does not anticipate non-performance by the counterparties. Through the interest rate hedging agreements at January 1, 1994, the Company effectively pays interest at approximately 3.9% and receives interest at approximately 5.4% on the notional amount of these agreements.

 9 1/4% Senior Secured Debentures
On January 25, 1993, the Company issued $200,000 of 9 1/4% Senior Secured Debentures (the "9 1/4% Senior Secureds"). The 9 1/4% Senior Secureds become due on January 1, 2005. The 9 1/4% Senior Secureds are redeemable at any time on or after January 1, 1998 in whole or in part at the option of the Company. The redemption prices commence at 104.625% and are reduced by 1.156% annually until January 1, 2002 when the redemption price is 100%.

 8 1/2% Senior Secured Debentures
On July 1, 1993, the Company issued $200,000 of 8 1/2% Senior Secured Debentures (the "8 1/2% Senior Secureds"). The 8 1/2% Senior Secureds become due on June 15, 2003. The 8 1/2% Senior Secureds are redeemable at any time on or after June 15, 1998 in whole or in part at the option of the Company. The redemption prices commence at 104.250% and are reduced by 1.4165% annually until June 15, 2001 when the redemption price is 100%.

 11 1/8% Senior Notes
The Company notified the trustee for the 11 1/8% Senior Notes on February 13, 1994 that it will redeem the remaining outstanding notes on March 15, 1994 at a redemption price of 105%. The Company expects to record an extraordinary loss of approximately $4,100 in connection with the redemption.

 Senior Subordinated Debentures
In December 1992 $110,506 of Senior Subordinated Debentures were called for redemption, for which funds were deposited in a trust account in December 1992, and were redeemed in January 1993. Accordingly, the called debentures were treated as redeemed for financial reporting purposes in 1992. The remaining $71,157 Senior Subordinated Debentures were called for redemption on December 29, 1992 and redeemed on January 29, 1993.

 Senior Subordinated Indebtedness
During 1993 the Company issued $169,712 of Senior Subordinated Indebtedness. Senior Subordinated Indebtedness, including that issued during 1993, consists of the following: (i) $100,000 8 3/4% Senior Subordinated Reset Notes (the "Reset Notes"), due June 15, 1999. On each of June 15, 1994 and June 15, 1996, unless previously redeemed, the interest rate on the Reset Notes will, if necessary, be adjusted from the rate then in effect to a rate to be determined on the basis of market rates then in effect so that the Reset Notes would have a market value of 101% of principal amount immediately after the resetting of the rate except that the rate cannot be reset below 8 3/4%. The Reset Notes are redeemable at the option of the Company, in whole but not in part, either on June 15, 1994 or on June 15, 1996, at a redemption price equal to 101% of principal amount. During 1993, the Company repurchased $33,487 of the Reset Notes. (ii) $125,000 9% Senior Subordinated Notes due August 15, 1999. This issue is redeemable at any time on or after August 15, 1996 in whole or in part at the option of the Company at par. (iii) $175,000 9 3/4% Senior Subordinated Debentures due February 15, 2004. This issue is redeemable at any time on or after February 15, 1997 in whole or in part at the option of the Company. The redemption prices commence at 104.875% in 1997 and are reduced by 1.625% annually until 2000 when the redemption price is 100%. (iv) $100,000 9 3/4% Senior Subordinated Debentures due February 15, 2004, Series B. This issue is redeemable at any time on or after February 15, 1997 in whole or in part at the option of the Company. The redemption prices commence at 104.875% in 1997 and are reduced by 1.625% annually until 2000 when the redemption price is 100%.
(v) $250,000 9 7/8% Senior Subordinated Debentures due August 1, 2002. This issue is redeemable at any time on or after August 1, 1999 in whole or in part at the option of the Company at par. (vi) $238,182 6% to 9 5/8% Senior Subordinated Notes due August 15, 1999 to October 15, 2008. Portions of these issues are subject to early redemption by the Company. (vii) $250,000 10% Senior Subordinated Notes due May 1, 1999. This issue is not subject to early redemption by the Company. The proceeds from these offerings, together with proceeds from the sale of common stock were used to initially repay amounts outstanding under the Working Capital Facility and, thereafter, the Company used amounts available under the Working Capital Facility to purchase or redeem outstanding indebtedness of the Company.

 6 3/8% Convertible Junior Subordinated Notes
The $200,000 of 6 3/8% Convertible Junior Subordinated Notes (the "6 3/8% Convertibles") become due December 1, 1999. The 6 3/8% Convertibles are convertible into shares of the Company's common stock at a conversion price of $18.68 at any time at the option of the holder. The 6 3/8% Convertibles are redeemable, in whole or in part, at the option of the Company at any time after December 17, 1992 at the scheduled redemption prices. The redemption prices commence at 106.375% and are reduced by .9105% annually each December 1 thereafter until 1999, when the 6 3/8% Convertibles mature, except that, until December 8, 1995, the 6 3/8% Convertibles cannot be redeemed by the Company unless the closing price of the Company's common stock equals or exceeds 150% of the then effective conversion price per share at least 20 out of 30 consecutive trading days ending within 10 days prior to mailing of the redemption notice. At January 1, 1994, the Company has reserved 10,706,638 shares of common stock for future conversion of the 6 3/8% Convertibles.

 8 1/4% Convertible Junior Subordinated Debentures
The $170,000 of 8 1/4% Convertible Junior Subordinated Debentures (the "8 1/4% Convertibles") become due on April 15, 2011. The 8 1/4% Convertibles are convertible into shares of the Company's common stock at a conversion price of $26.70 at any time at the option of the holder. The 8 1/4% Convertibles are redeemable at any time on or after April 15, 1994 in whole or in part at the option of the Company at the scheduled redemption prices plus accrued interest. The redemption prices commence at 105.775% in 1994 and are reduced by .825% annually thereafter until 2001 when the redemption price is 100%. At January 1, 1994, the Company had reserved 6,367,041 shares of common stock for future conversions of the 8 1/4% Convertibles.

 Junior Subordinated Discount Debentures
The Junior Subordinated Discount Debentures were redeemed on October 15, 1993.

 Redemption Event
Subject to certain conditions (including repayment in full of all obligations under the Credit Agreement or obtaining the requisite consents under the Credit Agreement), the Company's publicly issued debt will be subject to redemption, in whole or in part, at the option of the holder upon the occurrence of a redemption event, upon not less than five days' notice prior to the date of redemption, at a redemption price equal to the default amount, plus a specified premium. "Redemption Event" is defined in the indentures as the occurrence of
(i) any person or group, together with any affiliate thereof, beneficially owning 50% or more of the voting power of the Company or (ii) any one person or group, or affiliate thereof, succeeding in having a majority of its nominees elected to the Company's Board of Directors, in each case, without the consent of a majority of the continuing directors of the Company.

 Mortgage Financing
During 1989 the Company completed a $612,475, 10% mortgage financing of 127 of its retail properties, distribution warehouse facilities, food processing facilities and other properties (the "Properties"), with a net book value of $325,327 held by thirteen newly formed wholly-owned subsidiaries. The wholly-owned subsidiaries mortgaged the Properties, which are leased to the Company or affiliates of the Company, to a newly formed special purpose corporation, Secured Finance Inc.
The mortgage loans have a maturity of 15 years. The Properties are subject to the liens of Secured Finance Inc. The mortgage loans are subject to semi-annual payments of interest and principal on $150,000 of the borrowing based on a 30-year payment schedule and interest only on the remaining $462,475 principal amount. The unpaid principal amount will be due on December 15, 2004.

 Commercial Paper
Under the Credit Agreement the Company is permitted to issue up to $850,000 of unrated commercial paper and borrow up to $850,000 from the lenders under the Credit Agreement on a competitive bid basis. The total of unrated commercial paper, $97,954 at January 1, 1994, and competitive bid borrowings, $264,000 at January 1, 1994, however, may not exceed $850,000. All commercial paper and competitive bid borrowings must be supported by availability under the Working Capital Facility portion of the Credit Agreement. These borrowings have been classified as long-term because the Company expects that during 1994 these borrowings will be refinanced using the same type of securities. Additionally, the Company has the ability to refinance the short-term borrowings under the Working Capital Facility which matures January 3, 1998.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

 Cash And Short-term Investments
The carrying amount approximates fair value because of the short maturity of those instruments.

 Long-term Investments
The fair values of these investments are estimated based on quoted market prices for those or similar investments.

 Long-term Debt
The fair value of the Company's long-term debt, including the current portion thereof, is estimated based on the quoted market price for the same or similar issues.

 Interest Rate Protection Agreements
The fair value of these agreements is based on the net present value of the future cash flows using interest rates in effect at January 1, 1994 and represents a net cash inflow for both years.

The estimated fair values of the Company's financial instruments are as follows:

                                            1993                  1992
                                    --------------------- ---------------------
                                               ESTIMATED             ESTIMATED
                                     CARRYING     FAIR     CARRYING     FAIR
                                      VALUE      VALUE      VALUE      VALUE
                                    ---------- ---------- ---------- ----------
Cash and short-term investments...  $  121,253 $  121,253 $  103,995 $  103,995
Long-term investments for which it
 is
. Practicable.....................  $   19,734 $   36,516 $   20,375 $   65,344
. Not Practicable.................  $   39,625 $      --  $   20,922 $      --
Long-term debt for which it is
. Practicable.....................  $2,113,081 $2,261,420 $2,479,112 $2,527,127
. Not Practicable.................  $1,925,334 $      --  $1,918,086 $      --
Interest Rate Protection Agree-
 ments............................  $      --  $   45,312 $      --  $    2,587

The investments for which it was not practicable to estimate fair value relate to equity investments in unrelated entities for which there is no market and investments in real estate development partnerships for which there is no market.
It was not practicable to estimate the fair value of $846,958 of long-term debt outstanding under the Company's Credit Agreement. There is no market for this debt. It was not practicable to estimate the fair value of $609,223 of long-term debt related to a mortgage transaction completed in 1989. This financing was a credit enhanced 90% loan-to-value package for which there is no market or current similar transactions. The remaining amount relates to Industrial Revenue Bonds, various mortgages and other notes for which there is no market.

LEASES
The Company operates primarily in leased facilities. Lease terms generally range from 10 to 25 years with options to renew at varying terms. Certain of the leases provide for contingent payments based upon a percent of sales. Rent expense (under operating leases) consists of:

                                                        1993     1992     1991
                                                      -------- -------- --------
Minimum rentals...................................... $275,336 $270,763 $253,345
Contingent payments..................................   14,973   17,350   12,983
                                                      -------- -------- --------
                                                      $290,309 $288,113 $266,328

Assets recorded under capital leases consists of:

                                                              1993       1992
                                                            ---------  --------
Distribution and manufacturing facilities.................. $  38,742  $ 38,742
Store facilities...........................................   195,372   178,502
Less accumulated amortization..............................  (106,273)  (98,684)
                                                            ---------  --------
                                                            $ 127,841  $118,560

Minimum annual rentals for the five years subsequent to 1993 and in the aggregate are:

                                                            CAPITAL   OPERATING
                                                             LEASES     LEASES
                                                            --------  ----------
1994......................................................  $ 28,275  $  267,638
1995......................................................    27,717     249,911
1996......................................................    26,921     231,734
1997......................................................    26,117     213,222
1998......................................................    25,468     214,442
Thereafter................................................   229,546   1,573,190
                                                            --------  ----------
                                                             364,044  $2,750,137
Less estimated executory costs included in capital leases.   (27,247)
                                                            --------
Net minimum lease payments under capital leases...........   336,797
Less amount representing interest.........................  (169,184)
                                                            --------
Present value of net minimum lease payments under capital
 leases...................................................  $167,613

EXTRAORDINARY LOSS
The extraordinary loss in 1993, 1992 and 1991 relates to premiums paid to retire certain indebtedness early and the write-off of related deferred financing costs.

EARNINGS (LOSS) PER COMMON SHARE
Primary earnings (loss) per common share equals net earnings (loss) divided by the weighted average number of common shares outstanding, after giving effect to dilutive stock options. Fully diluted earnings per common share equals net earnings plus, for 1993, after tax interest incurred on the 8 1/4% Convertibles and 6 3/8% Convertibles of $16,065 divided by common shares outstanding after giving effect to dilutive stock options and, for 1993, shares assumed to be issued on conversion of the Company's convertible securities. The convertible securities are not included in the fully diluted earnings per share calculation for 1992 because they are anti-dilutive. They are not included in the fully diluted earnings per share calculation for 1991 because the 8 1/4% Convertibles were anti-dilutive and the 6 3/8% Convertibles had not been issued.

PREFERRED STOCK
The Company has authorized 5,000,000 shares of voting cumulative preferred stock; 2,000,000 were available for issuance at January 1, 1994. The stock has a par value of $100 and is issuable in series. Under the Credit Agreement, the Company is prohibited from issuing shares of preferred stock.

COMMON STOCK
The Company has authorized 350,000,000 shares of $1 par common stock. The main trading market for the Company's common stock is the New York Stock Exchange, where it is listed under the symbol KR. For the three years ended January 1, 1994, changes in common stock were:

                                          ISSUED              IN TREASURY
                                   ---------------------  ---------------------
                                     SHARES     AMOUNT      SHARES     AMOUNT
                                   --------------------------------------------
December 30, 1990................  102,170,937 $ 103,778  16,594,285  $ 423,659
Exercise of stock options includ-
 ing restricted stock grants.....    1,586,159    17,543      66,984      1,351
Sale of treasury shares to the
 Company's employee benefit
 plans...........................                 (4,279)   (571,149)   (14,582)
Tax benefit from exercise of non-
 qualified stock options.........                  4,928
                                   ----------- ---------  ----------  ---------
December 28, 1991................  103,757,096   121,970  16,090,120    410,428
Exercise of stock options includ-
 ing restricted stock grants.....      620,904     6,233      82,299      1,252
Sale of treasury shares to the
 Company's employee benefit
 plans...........................                (25,082) (3,246,690)   (82,819)
Tax benefit from exercise of non-
 qualified stock options.........                  1,257
                                   ----------- ---------  ----------  ---------
January 2, 1993..................  104,378,000   104,378  12,925,729    328,861
Exercise of stock options includ-
 ing restricted stock grants.....      896,173    10,658       9,342         62
Sale of treasury shares to the
 Company's employee benefit
 plans...........................                (12,251) (2,033,225)   (51,679)
Shares issued through public of-
 fering..........................   13,275,000   203,493
Tax benefit from exercise of non-
 qualified stock options.........                  2,256
                                   ----------- ---------  ----------  ---------
January 1, 1994..................  118,549,173 $ 308,534  10,901,846   $277,244

STOCK OPTION PLANS
The Company grants options for common stock under various plans at an option price equal to the fair market value of the stock at the date of grant. In addition to cash payments, the plans provide for the exercise of options by exchanging issued shares of stock of the Company. At January 1, 1994 and January 2,

1993, 706,759 and 925,804 shares of common stock, respectively, were available for future options. Options may be granted under the 1985, 1987, 1988 and 1990 plans until 1995, 1997, 1998 and 2000, respectively, and generally will expire 10 years from the date of grant. Options become exercisable six months from the date of grant. At January 1, 1994, options for 11,512,159 shares were exercisable. All grants outstanding become immediately exercisable upon certain changes of control of the Company.

Changes in options outstanding under the stock option plans, excluding restricted stock grants, were:

                                                  SHARES SUBJECT  OPTION PRICE
                                                    TO OPTION    RANGE PER SHARE
                                                  -----------------------------
Outstanding, December 30, 1990...................    7,053,458   $ 2.88--$18.57
Granted..........................................    2,186,200   $15.69--$23.44
Exercised........................................   (1,503,603)  $ 2.88--$16.19
Cancelled or expired.............................      (43,024)  $ 9.13--$23.44
                                                    ----------
Outstanding, December 28, 1991...................    7,693,031   $ 3.24--$23.44
Granted..........................................    5,172,145   $11.75--$19.69
Exercised........................................     (561,629)  $ 3.24--$18.57
Cancelled or expired.............................     (101,850)  $ 9.13--$23.44
                                                    ----------
Outstanding, January 2, 1993.....................   12,201,697   $ 4.69--$23.44
Granted..........................................      314,865   $17.50--$21.13
Exercised........................................     (784,658)  $ 4.69--$18.69
Cancelled or expired.............................     (123,545)  $ 9.13--$23.44
                                                    ----------
Outstanding, January 1, 1994.....................   11,608,359   $ 4.92--$23.44

In addition to stock options, the Company may grant stock appreciation rights
(SARs) to certain officers. In general, the eligible optionees are permitted to surrender the related option and receive shares of the Company's common stock and/or cash having a value equal to the appreciation on the shares subject to the options. The appreciation of SARs is charged to earnings in the current period based upon the market value of common stock. As of January 1, 1994 and January 2, 1993 there were no SARs outstanding.
The Company also may grant limited stock appreciation rights (LSARs) to executive officers in tandem with the related options. LSARs operate in the same manner as SARs but are exercisable only following a change of control of the Company. As of January 1, 1994 and January 2, 1993, there were no LSARs outstanding.
Also, the Company may grant restricted stock awards to eligible employee participants. In general, a restricted stock award entitles an employee to receive a stated number of shares of common stock of the Company subject to forfeiture if the employee fails to remain in the continuous employ of the Company for a stipulated period. The holder of an award shall be entitled to the rights of a shareowner except that the restricted shares and the related rights to vote or receive dividends may not be transferred. The award is charged to earnings over the period in which the employee performs services and is based upon the market value of common stock at the date of grant. As of January 1, 1994 and January 2, 1993, awards related to 101,217 and 184,800 shares, respectively, were outstanding.

CONTINGENCIES
The Company continuously evaluates contingencies based upon the best available evidence.
Management believes that allowances for loss have been provided to the extent necessary and that its assessment of contingencies is reasonable. To the extent that resolution of contingencies results in amounts that vary from management's estimates, future earnings will be charged or credited.
The principal contingencies are described below:
Income Taxes--The Company has settled all tax years through 1983 with the Internal Revenue Service. The Internal Revenue Service has completed its examination of the Company's tax returns for 1984 through 1986 and the Company has made payments based on its proposed settlement. The Company has provided for this and other tax contingencies.

Insurance--The Company's workers' compensation risks are self-insured in certain states. In addition, other workers' compensation risks and certain levels of insured general liability risks are based on retrospective premiums. The liability for workers' compensation risks is accounted for on a present value basis. Actual claim settlements and expenses incident thereto may differ from the provisions for loss. Other levels of general liability risks have been underwritten by a subsidiary. Operating divisions and subsidiaries have paid premiums, and the insurance subsidiary has provided loss allowances, based upon actuarially-determined estimates.

Litigation--Various suits and claims arising in the ordinary course of business are pending against the Company. In the opinion of management, these suits and claims will not have a material effect on the financial position or results of operations of the Company.

WARRANT DIVIDEND PLAN
On February 28, 1986, the Company adopted a warrant dividend plan in which each holder of common stock is entitled to one common stock purchase right for each share of common stock owned. When exercisable, the nonvoting rights entitle the registered holder to purchase one share of common stock at a price of $60 per share. The rights will become exercisable, and separately tradeable, ten days after a person or group acquires 20% or more of the Company's common stock. In the event the rights become exercisable and thereafter the Company is acquired in a merger or other business combination, each right will entitle the holder to purchase common stock of the surviving corporation, for the exercise price, having a market value of twice the exercise price of the right. Under certain other circumstances, including the acquisition of 25% or more of the Company's common stock, each right will entitle the holder to receive upon payment of the exercise price, shares of common stock with a market value of two times the exercise price. At the Company's option, the rights, prior to becoming exercisable, are redeemable in their entirety at a price of $.025 per right. The rights are subject to adjustment and expire March 19, 1996.

PENSION PLANS
The Company administers non-contributory defined benefit retirement plans for substantially all non-union employees. Funding for the pension plans is based on a review of the specific requirements and on evaluation of the assets and liabilities of each plan. Employees are eligible to participate upon the attainment of age 21 (25 for participants prior to January 1, 1986) and the completion of one year of service, and benefits are based upon final average salary and years of service. Vesting is based upon years of service.
The Company-administered pension benefit obligations and the assets were valued as of the end of 1993 and 1992. The assets are invested in cash and short-term investments or listed stocks and bonds, including $85,389 and $61,918 of common stock of The Kroger Co. at the end of 1993 and 1992, respectively. The status of the plans at the end of 1993 and 1992 was:

                                                               1993      1992
                                                             ------------------
Actuarial present value of benefit obligations:
 Vested employees........................................... $541,563  $449,406
 Non-vested employees.......................................   16,229    14,750
                                                             --------  --------
 Accumulated benefit obligations............................  557,792   464,156
 Additional amounts related to projected salary increases...  103,301   103,439
                                                             --------  --------
 Projected benefit obligations..............................  661,093   567,595
Plan assets at fair value...................................  768,115   661,472
                                                             --------  --------
Plan assets in excess of projected benefit obligations...... $107,022  $ 93,877
Consisting of:
 Unamortized transitional asset............................. $ 41,790  $ 51,065
 Unamortized prior service cost and net gain................   65,702    52,349
 Adjustment required to recognize minimum liability.........    7,966     5,426
 Accrued pension cost in Consolidated Balance Sheet.........   (8,436)  (14,963)
                                                             --------  --------
                                                             $107,022  $ 93,877

The components of net periodic pension income for 1993, 1992 and 1991 are as follows:

                                                   1993      1992      1991
                                                 -----------------------------
Service cost.................................... $ 17,752  $ 17,237  $  13,729
Interest cost...................................   48,601    45,774     42,767
Return on assets................................ (141,143)  (35,664)  (150,380)
Net amortization and deferral...................   68,041   (40,384)    86,342
                                                 --------  --------  ---------
Net periodic pension income for the year........ $ (6,749) $(13,037) $  (7,542)
Assumptions:
 Discount rate..................................     7.25%      8.5%      8.5%
 Salary Progression rate........................     4.25%      5.5%      5.5%
 Long-term rate of return on plan assets........      9.5%     10.0%     10.0%

1993 assumptions represent the rates in effect at the end of the fiscal year. These rates were used to calculate the actuarial present value of the benefit obligations at January 1, 1994. However, for the calculation of periodic pension income for 1993 the long-term rate of return rate used was 10%, the discount rate was 8.5% and the salary progression rate was 5 1/2%. The 1994 calculation of periodic pension income will be based on the assumptions in the table above for 1993.
The Company also administers certain defined contribution plans for eligible union and non-union employees. The cost of these plans for 1993, 1992 and 1991 was $20,388, $16,371 and $14,617, respectively.
The Company participates in various multi-employer plans for substantially all union employees. Benefits are generally based on a fixed amount for each year of service. Contributions and expense for 1993, 1992 and 1991 were $86,377, $85,010 and $79,735, respectively. Information on the actuarial present value of accumulated plan benefits and net assets available for benefits relating to the multi-employer plans is not available.

POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

In addition to providing pension benefits, the Company provides certain health care and life insurance benefits for retired employees. The majority of the Company's employees may become eligible for these benefits if they reach normal retirement age while employed by the Company. Funding of retiree health care and life insurance benefits occurs as claims or premiums are paid. For 1993, 1992 and 1991, the combined payments for these benefits were $12,266, $9,538 and $9,746, respectively.
As of January 3, 1993 the Company implemented SFAS No. 106 using the immediate recognition approach. This new standard requires that the expected cost of retiree benefits be charged to expense during the years that the employees render service rather than the Company's past practice of recognizing these costs on a cash basis. As part of adopting the new standard, the Company recorded in 1993, a one-time, non-cash charge against earnings of $248,739 before taxes ($159,193 after taxes). This cumulative adjustment as of January 3, 1993 represents the discounted present value of expected future retiree benefits attributed to employees' service rendered prior to that date.
The following table sets forth the postretirement benefit plans combined status at January 1, 1994:

                                                                         1993
                                                                       --------
Accumulated postretirement benefit obligation (APBO)
 Retirees............................................................. $ 99,306
 Fully eligible active participants...................................   55,095
 Other active participants............................................  113,974
                                                                       --------
                                                                        268,375
 Less unrecognized net loss...........................................   (4,876)
                                                                       --------
 Accrued postretirement benefit cost.................................. $263,499

The components of net periodic postretirement benefit costs are as follows:

                                                                         1993
                                                                        -------
Service costs (benefits attributed to employee services during the year)................................................................. $10,261
Interest cost on accumulated postretirement benefit obligations........  19,607
                                                                        -------
                                                                        $29,868

The significant assumptions used in calculating the APBO are as follows:

                                                        HEALTH CARE TREND RATE
                                                       -------------------------
                                              DISCOUNT                  YEARS TO
                                                RATE   INITIAL ULTIMATE ULTIMATE
                                              -------- ------- -------- --------
Transition Obligation........................      8%    15%       6%      15
Year-end 1993................................  7 1/4%    13%     4.5%      13

The impact of a one percent increase in the medical trend rate is as follows:

                                                                PERIODIC
                                                                  COST    APBO
                                                         -----------------------
Transition.....................................................  $2,000  $ 9,800
Year-end 1993..................................................  $2,331  $17,135

QUARTERLY DATA (UNAUDITED)

                                           QUARTER
                         ----------------------------------------------     TOTAL
                                                               FOURTH       YEAR
                                                             (12 WEEKS    (52 WEEKS
                                                               1993)         1993)
                           FIRST       SECOND      THIRD     (13 WEEKS    (53 WEEKS
1993                     (12 WEEKS)  (12 WEEKS)  (16 WEEKS)    1992)        1992)
Sales................... $5,173,926  $5,329,373  $6,478,645  $5,402,358  $22,384,301
Merchandise costs.......  3,964,439   4,074,455   4,968,568   4,101,598   17,109,060
Extraordinary loss......     (9,042)     (2,136)     (8,834)     (3,820)     (23,832)
Cumulative effect of
 change in accounting...   (159,193)                                        (159,193)
Net earnings (loss).....   (138,771)     27,485      16,375      82,691      (12,220)
Primary earnings (loss)
 per common share:
  Earnings before ex-
   traordinary loss and
   cumulative effect of
   change in accounting.        .30         .27         .23         .79         1.60
  Extraordinary loss....       (.09)       (.02)       (.08)       (.03)        (.22)
  Cumulative effect of        (1.63)                                           (1.49)
   change in accounting.      -----       -----       -----       -----        -----
Primary net earnings
 (loss) per common
 share..................      (1.42)        .25         .15         .76         (.11)
Fully-diluted earnings
 (loss) per
 common share:
  Earnings before ex-
   traordinary loss and
   cumulative effect of
   change in accounting.        .29         .27         .23         .71         1.50
  Extraordinary loss....       (.08)       (.02)       (.07)       (.03)        (.19)
  Cumulative effect of
   change in accounting       (1.38)                                           (1.28)
   .....................      -----       -----       -----       -----        -----
Fully-diluted net earn-
 ings per common share..      (1.17)        .25         .16         .68          .03
1992
- ------------------------------------------------------------------------------------
Sales................... $5,038,493  $5,072,230  $6,333,076  $5,700,789  $22,144,588
Merchandise costs.......  3,883,768   3,925,278   4,905,118   4,364,675   17,078,839
Extraordinary loss......    (30,270)    (33,895)    (27,292)    (15,646)    (107,103)
Net earnings (loss).....     (9,293)    (29,368)    (20,429)     53,147       (5,943)
Primary earnings (loss)
 per common share:
  Earnings before ex-
   traordinary loss.....        .23         .05         .08         .74         1.11
  Extraordinary loss....       (.34)       (.37)       (.30)       (.17)       (1.17)
                               ----        ----        ----        ----        -----
Primary net earnings
 (loss) per common
 share..................       (.11)       (.32)       (.22)        .57         (.06)
Fully-diluted earnings
 (loss) per common
 share:
  Earnings before ex-
   traordinary loss.....        .23         .05         .08         .71         1.11
  Extraordinary loss....       (.34)       (.37)       (.30)       (.15)       (1.17)
                               ----        ----        ----        ----        -----
Fully-diluted net earn-
 ings (loss) per common
 share..................       (.11)       (.32)       (.22)        .56         (.06)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONCLUDED
First quarter 1993 reflects an after tax charge of 159,153 for the cumulative effect of a change in accounting for postretirement health care and life insurance benefits. Second quarter 1993 includes a $22,725 charge in connection with the disposition of 15 stores. Third quarter 1993 reflects a LIFO credit of $4,000 compared with a charge of $4,800 in the third quarter 1992. Second and third quarters 1992 were negatively affected by a 67 day strike in Michigan. The extraordinary loss in the four quarters of 1993 and 1992 relates to expenses associated with the early retirement of debt.

 Common Stock Price Range

                                       1993          1992
                                   ------------- -------------
                   QUARTER         HIGH   LOW    HIGH   LOW
               --------------------------------------
            1st................... 19 1/2 14     21 1/8 16 3/4
            2nd................... 19 5/8 16 5/8 19 1/8 15 5/8
            3rd................... 21 3/4 16 1/4 16     11 1/4
            4th................... 20 7/8 17 1/2 15 7/8 11 3/8

Under the restated Credit Agreement dated January 21, 1992, the Company is prohibited from paying cash dividends during the term of the Credit Agreement. The Company is permitted to pay dividends in the form of stock of the Company.

                            SELECTED FINANCIAL DATA

                                               FISCAL YEARS ENDED
                         ------------------------------------------------------------------
                         JANUARY 1,   JANUARY 2,   DECEMBER 28,  DECEMBER 29,  DECEMBER 30,
                            1994         1993          1991          1990          1989
                         (52 WEEKS)   (53 WEEKS)    (52 WEEKS)    (52 WEEKS)    (52 WEEKS)
                         ------------------------------------------------------------------
                              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
Sales from continuing
 operations............. $22,384,301  $22,144,588  $21,350,530   $20,260,974   $19,103,671
Earnings (loss) from
 continuing operations
 before extraordinary
 loss and cumulative ef-
 fect of change in
 accounting(A)..........     170,805      101,160      100,694        83,290       (16,251)
Extraordinary loss (net
 of income tax
 credit)(B) ............     (23,832)    (107,103)     (20,839)         (910)      (56,471)
Cumulative effect of
 change in accounting
 (net of income tax
 credit)(C).............    (159,193)
Net earnings (loss)(A)..     (12,220)      (5,943)      79,855        82,380       (72,722)
Earnings (loss) per
 share
 Earnings (loss) from
  continuing operations
  before extraordinary
  loss(A)...............        1.50         1.11         1.12           .96          (.23)
 Extraordinary loss(B)..        (.19)       (1.17)        (.23)         (.01)         (.69)
 Cumulative effect of
  change in
  accounting(C).........       (1.28)
 Net earnings (loss)(A).         .03         (.06)         .89           .95          (.92)
Total assets............   4,480,464    4,303,084    4,114,351     4,118,542     4,241,987
Long-term obligations,
 including obligations
 under capital leases...   4,135,013    4,472,978    4,407,764     4,557,838     4,737,393
Shareowners' deficit....  (2,459,642)  (2,700,044)  (2,749,183)   (2,860,461)   (2,965,543)
Cash dividends per com-
 mon share..............     (D)          (D)          (D)           (D)           (D)
- -------------------------------------------------------------------------------------------

(A) See Other Charges in the Notes to Consolidated Financial Statements for information pertaining to 1993. During the year ended December 29, 1990 the Company recorded a pre-tax gain of $26,754 related to the disposition of an equity investment in an unaffiliated company. During the year ended December 30, 1989 the Company recorded a pre-tax gain of $28,405 from the sale of assets and recorded a $10,362 pre-tax charge to earnings related to the revaluation of various assets.
(B) See Extraordinary Loss in the Notes to Consolidated Financial Statements.
(C) See Postretirement Health Care and Life Insurance Benefits in the Notes to Consolidated Financial Statements.
(D) The Company is prohibited from paying cash dividends under the terms of its restated Credit Agreement.

                               EXECUTIVE OFFICERS
RICHARD L. BERE                       PATRICK J. KENNEY
President and Chief Operating Officer Senior Vice President


DAVID B. DILLON                       THOMAS E. MURPHY
                                      Group Vice President
Executive Vice President, and President, Dillon Companies, Inc.


DONALD F. DUFEK                       JACK W. PARTRIDGE, JR.
Senior Vice President                 Group Vice President


PAUL W. HELDMAN                       JOSEPH A. PICHLER
                                      Chairman of the Board and Chief
                                      Executive Officer
Vice President, Secretary and General Counsel


MICHAEL S. HESCHEL
                                      RONALD R. RICE
Senior Vice President andChief Information Officer
                                      Group Vice President


LORRENCE T. KELLAR
Group Vice President                  WILLIAM J. SINKULA
                                      Executive Vice President and Chief
                                      Financial Officer

                                      LAWRENCE M. TURNER
                                      Vice President and Treasurer

- --------------------------------------------------------------------------------
The Company has a variety of plans designed to allow employees to acquire stock in Kroger. Employees of Kroger and its subsidiaries own shares through a profit sharing plan, as well as 401(k) plans and a payroll deduction plan called the Kroger Stock Exchange. If employees have questions concerning their shares in the Kroger Stock Exchange, or if they wish to sell shares they have purchased through this plan, they should contact:

                         Star Bank, N.A. Cincinnati
                         P.O. Box 5277
                         Cincinnati, Ohio 45201
                         Toll Free 1-800-872-3307

Questions concerning any of the other plans should be directed to the employee's local Human Resources Manager.

SHAREOWNERS: First Chicago Trust Company of New York is Registrar and Transfer Agent for the Company's Common Stock. For questions concerning changes of address, etc., individual shareowners should contact:

                         First Chicago Trust Company of New York
                         P.O. Box 2500
                         Jersey City, New Jersey 07303-2500
                         201-324-0498

SHAREOWNER UPDATES: The Kroger Co. provides a pre-recorded overview of the Company's most recent quarter. Call 1-800-4STOCKX or, in Cincinnati, 762-4723.

FINANCIAL INFORMATION: Call (513) 762-1220 to request printed financial information, including the Company's most recent report on Form 10-Q or 10-K or press release. Written inquiries should be addressed to Shareholder Relations,
The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100.
- --------------------------------------------------------------------------------

  THE KROGER CO. . 1014 VINE STREET . CINCINNATI, OHIO 45202 . (513) 762-4000

DESCRIPTION OF PERFORMANCE GRAPH

   Represented in graphical format are the returns on $100 invested in the Company, the S&P 500 Index, the Peer Group and the S&P Retail Stores-Food Chains Index.


PROXY CARD

   Below the proxy card, separated by perforations, is a coupon redeemable for one free jar of the Company's Whipped Salad Dressing. On the reverse is a graphical representation of a flower.

                           ^ FOLD AND DETACH HERE ^^

                                DID YOU KNOW???

   KROGER MANUFACTURING PROCESSES OR PROCURES OVER 4,500 ITEMS WHICH ARE OFFERED UNDER THE COMPANY'S VARIOUS RETAIL LABELS. Kroger is proud of its family of private label products. Our company owned manufacturing facilities and those of our contract suppliers are state of the art and produce only the highest quality products, preferred by many Kroger shoppers over the national brand alternative. We invite you to enjoy one of our newest private label offerings, WHIPPED SALAD DRESSING. Redeem the coupon below at any Kroger, Dillon, King Soopers, Fry's or City Market location near you.

^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^
                                                                            1101
                                                  ----
PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.
 X
THE PROXIES ARE DIRECTED TO VOTE AS SPECIFIED BELOW AND IN THEIR DISCRETION ON
ALL OTHER MATTERS COMING BEFORE THE MEETING. EXCEPT AS SPECIFIED TO THE
CONTRARY BELOW, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED BELOW, INCLUDING THE DISCRETION TO CUMULATE VOTES AND FOR PROPOSALS 2, 3 AND 4.
- --------------------------------------------------------------------------------
 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES AND FOR PROPOSALS 2,
                                    3 AND 4.
- --------------------------------------------------------------------------------
- ---------------------------------------------
                                             ----------------------------------
                                      FOR
                                    AGAINST
                                    ABSTAIN
1. ELECTION OF DIRECTORS
FOR all nominees (except as marked to the contrary below)
           WITHHOLD authority to vote for all nominees
2. APPROVAL OF COOPERS & LYBRAND AS AUDITORS
Nominees Reuben V. Anderson, Richard L. Bere, Raymond B. Carey, Jr., John D.
Ong, Joseph A. Pichler, Martha Romayne Seger and James D. Woods
Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)
- ----------------------------------
3. INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
4. ADOPTION OF 1994 LONG-TERM INCENTIVE PLAN
If you wish to vote in accordance with the recommendations of management, all you need do is sign and return this card. The Proxy Committee cannot vote your shares unless you sign and return the card.

Please sign exactly as name appears hereon. Joint owners should each sign.
Where applicable, indicate position or representative capacity.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
 SIGNATURE(S)                                                               DATE

                           ^ FOLD AND DETACH HERE ^^

                                DID YOU KNOW???

   YOUR COMPANY IS THE WORLD'S LARGEST FLORIST. SEND FLOWERS ANYWHERE IN THE

                                WORLD BY CALLING


                                 1-800-334-SEND

                                 8 AM-5 PM EST

                                   [GRAPHIC]
^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^ ^
P R O X Y
                                 THE KROGER CO.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                 FOR THE ANNUAL MEETING TO BE HELD MAY 19, 1994

The undersigned hereby appoints JOSEPH A. PICHLER, PATRICIA SHONTZ LONGE and T. BALLARD MORTON, JR. and each of them, or if more than one is present and acting then a majority thereof, proxies, with full power of substitution and revoca-tion, to vote the common shares of The Kroger Co. which the undersigned is en-titled to vote at the annual meeting of shareholders, and at any adjournment thereof, with all the powers the undersigned would possess if personally pres-ent, including authority to vote on the matters shown on the reverse in the manner directed, and upon any other matter which may properly come before the meeting. The undersigned hereby revokes any proxy previously given to vote such shares at the meeting or at any adjournment.
 PLEASE MARK, SIGN,
 DATE AND RETURN THE
 PROXY CARD PROMPTLY,
 USING THE ENCLOSED
 ENVELOPE.
(CONTINUED, AND TO BE SIGNED, ON OTHER SIDE)